As filed with the U.S. Securities and Exchange Commission on June 22, 2007

Registration No. 333-142130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
to

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QuantRx Biomedical Corporation

(Name of small business issuer in its charter)

Nevada	3841	330202574
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 S. Main Street
Suite 300
Doylestown, PA 18901
(267) 880-1595
(Address and telephone number of principal executive offices and address of principal place of business)

Sasha Afanassiev
Chief Financial Officer
100 S. Main Street
Suite 300
Doylestown, PA 18901
(267) 880-1595
(Name, address and telephone number of agent for service)

Copies to:

Spencer G. Feldman, Esq.
Michael D. Helsel, Esq.
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue – 15th Floor
New York, New York 10166
Tel: (212) 801-9200
Fax: (212) 801-6400

Approximate date of proposed sale to the public: As soon as practicable, and from time to time at the discretion of each selling stockholder, after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, $0.01 par value	18,576,240	$1.275	$23,684,706	$727.12
Shares of common stock, $0.01 par value, underlying warrants (3)	6,013,104	$1.275	$7,666,707	$235.36
Total	24,589,344	$1.275	$31,351,413	$962.48	*
*	We previously paid $952 of this registration fee with our original Registration Statement on Form SB-2 that we filed with the Securities and Exchange Commission on April 13, 2007. The increase in the registration fee is due to our addition of selling stockholders and a resulting increase (by 354,543 shares) of the aggregate number of shares of our common stock being registered. The additional $10.48 registration fee has been submitted along with this amendment.
(1)	All shares of common stock registered pursuant to this registration statement are to be offered by the selling stockholders. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a)
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low prices as reported by the Over-The-Counter Bulletin Board on April 10, 2007.
(3)	Represents shares of common stock issuable upon exercise of warrants held by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither this prospectus nor the selling stockholders is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 22, 2007

QUANTRX BIOMEDICAL CORPORATION

24,589,344 Shares of Common Stock

This is a resale prospectus for the resale of up to 24,589,344 shares of our common stock, including 6,013,104 shares of our common stock issuable upon the exercise of warrants, by the selling stockholders listed in this prospectus. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions at negotiated prices or otherwise at market prices prevailing at the time of sale.

Approximately 134 of our stockholders are offering shares of our common stock to the public by means of this prospectus. As of June 20, 2007 we had 40,910,580 shares of our common stock outstanding, 10,510,263 of which are held by affiliates. The shares of common stock covered by this prospectus constitute 52.4% of our outstanding common stock (assuming the exercise of all warrants included in this prospectus).

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held or to be acquired upon exercise of warrants by these selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except cash exercise prices upon exercise of the warrants, subject to certain of the warrants being exercised under a ‘‘cashless exercise’’ right. We will bear all expenses of registration incurred in connection with this offering (currently estimated to be $103,952), but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol QTXB.OB. The high and low prices for shares of our common stock on June 20, 2007, were $1.02 and $0.95 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 4.

The date of this prospectus is                             , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

QUANTRX BIOMEDICAL CORPORATION

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled ‘‘Risk Factors’’ and the financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to ‘‘we,’’ ‘‘us,’’ ‘‘our,’’ ‘‘QuantRx,’’ and the ‘‘Company’’ refer to QuantRx Biomedical Corporation.

Our Company

QuantRx is a biomedical company that is committed to the research, development, acquisition and commercialization of medical diagnostic products. Whether directly or in collaboration with other commercial partners, QuantRx creates and brings to market proprietary medical technology platforms and products for diagnostics and treatment of medical and healthcare needs.

With significant core intellectual property, QuantRx is developing diagnostic platforms and products for professional, industrial and consumer use that will be commercialized and marketed through partners or distributors with manufacturing contracted to third parties even as QuantRx maintains control of the development and manufacturing processes.

Our Products and Product Candidates

QuantRx operates under a two-fold product development strategy: (1) Maximization of the value of internally developed products that are market-ready for near-term distribution, and (2) Aggressive development of technology platforms for products that QuantRx believes will address medical diagnostic and treatment problems into the future.

In order to capitalize on short-term revenue opportunities, QuantRx — in introducing its lateral flow diagnostic devices, Miniform PAD product lines and other products — aligns itself with experienced marketing partners that have established distribution channels. QuantRx teams with a manufacturing partner in Asia, as well as niche U.S. manufacturers, in order to bring products to market more quickly and at lower cost while controlling product quality. Distribution of our lateral flow diagnostic and Miniform PAD products is expected to commence in 2007.

Company Information

We were incorporated under the laws of Nevada. Our executive offices are located at 100 S. Main Street, Suite 300, Doylestown, Pennsylvania 18901. Our research and development center is located at 5920 NE 112th Avenue, Portland, Oregon 97220. Our telephone number is (267) 880-1595. Our website is www.quantrx.com. The information contained on our website is not a part of this prospectus and should not be relied upon. We have included our website address in this document as inactive textual references only. Additionally, we hold significant positions in FluoroPharma, Inc., a Boston-based molecular imaging company, and Genomics USA, Inc., a Chicago-based developer of microarray technology for DNA testing.

Recent Developments

In February 2007, QuantRx increased its position in FluoroPharma, Inc., a private Delaware corporation, with a purchase of an additional 200,000 shares of common stock from private investors for $286,000. QuantRx’s continued investment in FluoroPharma is intended to strategically expand QuantRx’s diagnostic platforms.

On March 1, 2007, we closed on a $5,572,500 round of financing pursuant to which we issued 5,572,500 shares of common stock at a purchase price of $1.00 per share solely to institutional and accredited investors. The financing was split into two closings, the first of which took place on

December 6, 2006. Each investor received a three-year warrant to purchase an amount of shares of common stock that equals 30% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $1.50 per share. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

In connection with the private placement, we entered into a registration rights agreement with the purchasers of the securities pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the final closing of the offering. The 5,572,500 shares of common stock and 1,671,750 shares underlying the warrants are being registered in this prospectus.

On April 13, 2007, QuantRx executed a common stock purchase agreement with FluoroPharma representing the next staged investment in accordance with the terms of the original March 2006 investment agreement. Under the ‘‘stage 2’’ investment agreement QuantRx purchased 627,058 shares of common stock of FluoroPharma for $1,250,000, consisting of (i) cash payments aggregating $741,178 ($491,178 of which must be paid by QuantRx within 120 days after the closing) and (ii) cancellation in full of two promissory notes issued by FluoroPharma in favor of QuantRx in the aggregate principal amount of $500,000 and with accrued and unpaid interest of $8,822, for a total of $508,822. The ‘‘stage 2’’ investment agreement was executed in accordance with the terms of the original investment agreement that was finalized in March 2006. Under the original investment agreement, FluoroPharma issued common stock and an option to QuantRx in exchange for a capital contribution, and QuantRx was given the right to acquire, at its option and in its sole discretion, a majority interest in FluoroPharma through a series of staged investments. Immediately after the closing on April 13, 2007, QuantRx owned approximately 57.7% of the outstanding shares of common stock of FluoroPharma (50.1% on a fully diluted basis).

Summary Financial Data

The following summary financial data for the fiscal quarters ended March 31, 2007 and 2006 and for the fiscal years ended December 31, 2006 and 2005 have been derived from our historical audited financial statements.

The following summary financial data should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus and the ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ (MD&A) section of this prospectus beginning on page 41.

Balance Sheets Data	As of March 31, 2007	As of December 31,
	(unaudited)	2006	2005
Current Assets	$4,119,974	$1,836,551	$1,248,764
Total assets	$6,938,185	$4,312,733	$1,321,930
Current liabilities	$359,408	$369,888	$267,215
Total liabilities	$759,144	$746,457	$267,215
Total stockholders’ equity	$6,179,041	$3,566,276	$1,054,715

Statement of Operations Data	For the Years Ended December 31,
	2006	2005
Revenues	$91,463	$55,645
Net loss	$(7,692,514)	$(1,092,558)
Basic and diluted net loss per common share	$(0.26)	$(0.07)
Basic and diluted weighted average number of shares outstanding	29,629,947	15,731,487

Statement of Operations Data	Three Months Ended March 31,
	2007 (unaudited)	2006 (unaudited)
Revenues	$62,369	$12,841
Net loss	$(1,044,744)	$(1,564,802)
Basic and diluted net loss per common share	$(0.03)	$(0.06)
Basic and diluted weighted average number of shares outstanding	38,594,830	24,661,539

THE OFFERING

Shares of common stock offered by us	None

Shares of common stock which may be sold by the selling stockholders	24,589,344. Of these shares, 6,013,104 shares are issuable upon the exercise of outstanding warrants.

This number of common shares represents 52.4% of our current outstanding shares of common stock (assuming the exercise of all warrants included in this prospectus).

Number of selling stockholders	134

Use of proceeds	We will not receive any proceeds from the resale of the common shares offered by the selling stockholders, all of which proceeds will be paid to the selling stockholders. However, we will receive the cash exercise prices upon the exercise of the warrants, subject to certain of the warrants being exercised under a ‘‘cashless exercise’’ right. If all of the warrants are exercised, we will receive proceeds of approximately $7,243,718, which we currently intend to use for general corporate and working capital purposes.

Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the ‘‘Risk Factors’’ section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

OTCBB market symbol	QTXB.OB

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risks develop into actual events, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and investors may lose all or part of their investment.

Risks Related to Our Business

We have a history of incurring net losses and we may never become profitable.

For the year ended December 31, 2006, the Company had an accumulated deficit of $30,514,237. Our losses resulted principally from costs related to our research programs and the development of our product candidates and general and administrative costs relating to our operations. Since the Company presently has limited sources of revenues and is committed to continuing its research and development activities, we may incur substantial and increasing losses in 2007. We cannot assure you that we will ever become profitable.

We may be forced to delay or curtail the development or commercialization of our product candidates if we are unable to obtain additional funding.

We expect that our need for additional capital will be substantial and the extent of this need will depend on many factors, some of which are beyond our control, including the successful and continued development of our product candidates; the costs associated with protecting and expanding our patent and other intellectual property rights; future payments, if any, received or made under existing or possible future collaborative arrangements; the timing of regulatory approvals needed to market our product candidates; and market acceptance of our products.

It is possible that the Company will not generate positive cash flow from operations for several years. We cannot assure you that funds will be available to us in the future on favorable terms, if at all. If adequate funds are not available to us on terms that we find acceptable, or at all, we may be required to delay, reduce the scope of, or eliminate research and development efforts or clinical trials on any or all of our product candidates. We may also be forced to curtail or restructure our operations, obtain funds by entering into arrangements with collaborators on unattractive terms or relinquish rights to certain technologies or product candidates that we would not otherwise relinquish in order to continue independent operations.

The Company faces intense competition from other companies in the biomedical and medical device industry.

The Company is engaged in a segment of the biomedical industry that is highly competitive. If successfully brought into the marketplace, any of the Company’s products will likely compete with several existing products. The Company anticipates that it will face intense and increasing competition in the future as new products enter the market and advanced technologies become available. We cannot assure that existing products or new products developed by competitors will not be more effective, or more effectively marketed and sold than those by the Company. Competitive products may render the Company’s products obsolete or noncompetitive prior to the Company’s recovery of development and commercialization expenses.

Many of the Company’s competitors will also have significantly greater financial, technical and human resources and will likely be better equipped to develop, manufacture and market products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, government agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are actively seeking to commercialize the technology they have developed. Accordingly, competitors may succeed in commercializing products more rapidly or effectively than the Company, which would have a material adverse effect on the Company.

There is no assurance that the Company’s products will have market acceptance.

The success of the Company will depend in substantial part on the extent to which our products achieve market acceptance. We cannot predict or guarantee that physicians, patients, healthcare insurers or maintenance organizations, or the medical community in general, will accept or utilize any products of the Company.

If we fail to establish marketing and sales capabilities or fail to enter into effective sales, marketing and distribution arrangements with third parties, we may not be able to successfully commercialize our products.

We are dependent on third parties for the sales, marketing and distribution of our products. We have entered into a license agreement with Branan Medical Corporation to license the use of our Rapid-Sense® technology in connection with drugs-of-abuse oral screening. We have entered into a distribution agreement with Synova Healthcare, Inc. for distribution of certain of our hemorrhoid products. We may enter into other agreements providing for the commercialization of our product candidates. We intend to sell other product candidates through our current agreement with third parties and establish relationships with other companies to commercialize them in other countries around the world. We currently have limited internal sales and marketing capabilities, or an infrastructure to support such activities. Therefore, our future profitability will depend in part on our ability to enter into effective marketing agreements. To the extent that we enter into sales, marketing and distribution arrangements with other companies to sell our products in the United States or abroad, our product revenues will depend on their efforts, which may not be successful.

The Company’s success will be dependent on licenses and proprietary rights it receives from other parties, and on any patents it may obtain.

Our success will depend in large part on the ability of the Company and its licensors to (i) maintain license and patent protection with respect to our products, (ii) defend patents and licenses once obtained, (iii) maintain trade secrets, (iv) operate without infringing upon the patents and proprietary rights of others and (iv) obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the U.S. and in foreign countries.

The patent positions of biomedical companies, including those of the Company, are uncertain and involve complex legal and factual questions. There is no guarantee that the Company or its licensors have or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology licensed to the Company. In addition, we cannot be certain that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive disadvantages to the Company.

Litigation, which could result in substantial cost, may also be necessary to enforce any patents to which the Company has rights, or to determine the scope, validity and unenforceability of other parties’ proprietary rights, which may affect the rights of the Company. U.S. patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. There can be no assurance that the Company’s patents would be held valid by a court or administrative body or that an alleged infringer would be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or interference proceeding could have a material adverse effect on the Company pending resolution of the disputed matters.

The Company may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that trade secrets will not otherwise become known or be independently discovered by competitors.

Protecting our proprietary rights is difficult and costly.

The patent positions of biomedical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict the breadth of claims allowed in these companies’ patents or whether the Company may infringe or be infringing these claims. Patent disputes are common and could preclude the commercialization of our products. Patent litigation is costly in its own right and could subject us to significant liabilities to third parties. In addition, an adverse decision could force us to either obtain third-party licenses at a material cost or cease using the technology or product in dispute.

We are dependent upon key personnel and consultants.

Our success is heavily dependent on the continued active participation of our current executive officers listed under ‘‘Management.’’ Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depends on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. The inability of us to attract and retain the necessary managerial personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

The Company has limited manufacturing capabilities and may not be able to efficiently develop manufacturing capabilities or contract for such services from third parties on commercially acceptable terms.

The Company has limited manufacturing capacity. The Company has established relationships with third-party manufacturers for the commercial production of our products. There can be no assurance that the Company will be able to maintain relationships with third-party manufacturers on commercially acceptable terms or that third-party manufacturers will be able to manufacture our products on a cost-effective basis in commercial quantities under good manufacturing practices mandated by the FDA.

The dependence upon third parties for the manufacture of products may adversely affect future costs and the ability to develop and commercialize our products on a timely and competitive basis. Further, there can be no assurance that manufacturing or quality control problems will not arise in connection with the manufacture of our products or that third party manufacturers will be able to maintain the necessary governmental licenses and approvals to continue manufacturing such products. Any failure to establish relationships with third parties for its manufacturing requirements on commercially acceptable terms would have a material adverse effect on the Company.

In the future, we anticipate that we will need to obtain additional or increased product liability insurance coverage and it is uncertain that such increased or additional insurance coverage can be obtained on commercially reasonable terms.

The business of the Company will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. There can be no assurance that product liability claims will not be asserted against the Company. The Company intends to obtain insurance coverage if and when the Company begins marketing commercial products. However, there can be no assurance that the Company will be able to obtain product liability insurance on commercially acceptable terms or that the Company will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect against potential losses. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on the Company.

Insurance coverage is increasingly more difficult to obtain or maintain.

Obtaining insurance for our business, property and products is increasingly more costly and narrower in scope, and we may be required to assume more risk in the future. If we are subject to third-party claims or suffer a loss or damage in excess of our insurance coverage, we may be required to share that risk in excess of our insurance limits. Furthermore, any first- or third-party claims made on any of our insurance policies may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all in the future.

Our certificate of incorporation provides for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and directors.

Our certificate of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company, provided that the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore, if it is ultimately determined that any such person shall not have been entitled to indemnification. In addition to the rights to indemnification set forth above, we have, in Article Thirteen of our articles of incorporation, eliminated the liability of each director and officer of the Company for damages for any breach of fiduciary duty, except that a director or officer will be liable for damages that result from: (a) acts or omissions that involve intentional misconduct, fraud or knowing violation of law; (b) the willful or grossly negligent payment of any improper dividend or distribution; or (c) acts or omissions that occurred prior to March 18, 1987. This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

Risks Related to Our Common Stock and Market Risks

The market price of our shares, like that of many biotechnology companies, is highly volatile.

Market prices for the Company’s common stock and the securities of other medical and biomedical technology companies have been highly volatile and may continue to be highly volatile in the future. From June 20, 2006 until June 20, 2007 our stock price has fluctuated between a high of $1.69 and a low of $0.80 per share. On June 20, 2007, our common stock closed at $0.95. The wide fluctuations in the price of our common stock has sometimes been unrelated or disproportionate to our operating performance. Factors such as announcements of technological innovations or new products by the Company or its competitors, government regulatory action, litigation, patent or proprietary rights developments, and market conditions for medical and high technology stocks in general can have a significant impact on any future market for common stock of the Company.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We have never paid dividends and we do not anticipate paying dividends in the future.

We do not believe that we will pay dividends on our common stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our common stock, which is uncertain and unpredictable.

The issuance of shares of our preferred stock may adversely affect our common stock.

The board of directors of the Company is authorized to designate one or more series of preferred stock and to fix the rights, preferences, privileges and restrictions thereof, without any action by the stockholders. The designation and issuance of such shares of our preferred stock may adversely affect the common stock, if the rights, preferences and privileges of such preferred stock (i) restrict the declaration or payment of dividends on common stock, (ii) dilute the voting power of common stock, (iii) impair the liquidation rights of the common stock or (iv) delay or prevent a change in control of the Company from occurring, among other possibilities.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our year ending December 31, 2007, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of 2007. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Risks Related to the Offering

Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. On occasion, our board of directors may attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our common stock. Our board of directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares.

All 24,589,344 shares of our common stock being registered in this offering may be sold by selling stockholders subsequent to the effectiveness of our registration statement, of which this prospectus is a part. Significant sales of these shares over a short or concentrated period of time will depress the market for and price of our shares.

All 24,589,344 shares of our common stock and shares underlying warrants held by approximately 134 stockholders that are being registered in this offering may be sold subsequent to effectiveness of our registration statement either at once and/or over a period of time. These sales may take place because all of these shares of common stock are being registered hereunder and, accordingly, reliance upon Rule 144 is not necessary. See also ‘‘Selling Stockholders’’ and ‘‘Plan of Distribution’’ elsewhere in this prospectus. The ability to sell these shares of common stock and/or the sale thereof reduces the likelihood of the establishment and/or maintenance of an orderly trading market for our shares at any time in the near future. Assuming the exercise of all warrants included in this prospectus, upon the effectiveness of this prospectus, the selling stockholders will be capable of reselling up to 52.4% of the outstanding shares of our common stock. As a result, a substantial number of our shares of common stock that have been issued will be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decrease in the price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment. Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders and others. Any short sale would place further downward pressure on the price of our common stock.

The issuance of shares upon the exercise of warrants may cause immediate dilution to our existing shareholders.

The issuance of shares upon the exercise of common stock warrants may result in dilution to the interests of other stockholders. As of June 20, 2007, there are 7,544,484 warrants outstanding which would result in an additional 7,544,484 common shares issued if all were exercised. This would increase our outstanding shares by approximately 18.4% and result in an immediate dilution to shareholders. Also the 6,013,104 warrants we are registering through this prospectus could result in 6,013,104 common shares to be issued without trading restrictions upon the exercise of warrants. This will dilute your shareholdings and could decrease the value of your shares.

There are restrictions on the transferability of the securities.

Until registered for resale, investors must bear the economic risk of an investment in the shares for an indefinite period of time. Rule 144 promulgated under the Securities Act, which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a one−year holding period prior to the resale (in limited amounts) of securities acquired in a non−public offering without having to satisfy the registration requirements under the Securities Act. However, many of our securities currently are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of our availability.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are ‘‘forward-looking,’’ including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘forecasts,’’ ‘‘may,’’ ‘‘should,’’ variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)	volatility or decline of our stock price;

(b)	potential fluctuation in quarterly results;

(c)	our failure to earn revenues or profits;

(d)	inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)	inadequate capital to continue business;

(f)	changes in demand for our products and services;

(g)	rapid and significant changes in markets;

(h)	litigation with or legal claims and allegations by outside parties;

(i)	insufficient revenues to cover operating costs.

USE OF PROCEEDS

Other than the cash exercise prices of the warrants, we will not receive any proceeds from the sale of shares of common stock covered by this prospectus by the selling stockholders. If all such warrants covered by this prospectus are exercised, we will receive gross proceeds of approximately $7,243,718. We intend to use such proceeds for working capital and general corporate purposes. No assurance can be given, however, as to when, if ever, any or all of such warrants will be exercised.

SELLING STOCKHOLDERS

General

Approximately 134 selling stockholders are offering 24,589,344 shares of our common stock, which is comprised of 18,576,240 shares of common stock already issued and 6,013,104 shares of common stock issuable upon exercise of the warrants, which they obtained as part of the following share issuances:

March 2007 Financing

On March 1, 2007, we closed on a $5,572,500 round of financing pursuant to which we issued 5,572,500 shares of common stock at a purchase price of $1.00 per share solely to institutional and accredited investors. The financing was split into two closings the first of which took place on December 6, 2006. Each investor received a three-year warrant to purchase an amount of shares of common stock that equals 30% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $1.50 per share. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

In connection with the private placement, we entered into a registration rights agreement with the purchasers of the securities pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the final closing of the offering. The 7,570,000 shares of common stock (including shares underlying the warrants) are being registered in this prospectus.

In connection with this financing, the Company issued warrants with a term of seven years to purchase 325,750 shares of common stock at $1.00 per share, in addition to cash commissions of $260,600, to Legend Merchant Inc. and their accredited affiliates. These warrant holders have the same registration rights as the aforementioned investors.

February 2006 Financing

On February 15, 2006, we closed on a $4,030,000 round of financing pursuant to which we issued 8% convertible promissory notes in the aggregate principal amount of $4,030,000 and warrants to purchase shares of our common stock. The convertible promissory notes provide that the outstanding principal amount and all accrued but unpaid interest of the promissory notes would automatically be exchanged into any of QuantRx’ securities issued in a ‘‘qualified financing’’ with gross proceeds totaling at least $2 million. The March 2007 private placement, described in the above paragraphs, constituted a qualified financing under the convertible promissory notes, and as a result, the convertible promissory notes have been canceled, and the former note holders were treated as purchasers in the March 2007 private placement. As such, the former note holders who had not previously converted pursuant to their rights under the terms of the notes were issued 4,693,542 shares of our common stock and warrants to purchase 1,408,037 shares of our common stock and were granted all rights afforded to purchasers in the March 2007 Financing, including the right to be included as selling stockholders in this registration statement. Of these, 5,995,759 shares of common stock and shares underlying the warrants have retained piggyback registration rights and are being registered in this prospectus.

Preferred Stock Conversion

Effective February 13, 2006, holders of all outstanding shares of the series A convertible preferred stock of QuantRx exercised their rights under the terms of the series A preferred stock to convert all of their outstanding shares of series A preferred stock into shares of QuantRx’ common stock. Each share of series A preferred stock was converted into 1.5 shares of QuantRx common stock, resulting in the issuance by QuantRx of 12,211,721 common shares. There are currently no shares of series A preferred stock outstanding. Additionally, preferred stock warrants for the purchase of 180,000 preferrred shares were exchanged resulting in the issuance of common stock warrants with the same terms for the purchase of 180,000 common shares. The common stock issued and the common shares underlying the common stock warrants that retained piggyback registration rights are being registered in this prospectus. As a result, 8,596,018 shares of common stock (including common shares underlying the warrants) are being registered in this prospectus pursuant to such registration rights.

May 2005 Financing

On May 27, 2005, we completed an offering of 2,166,479 shares of common stock and warrants to purchase shares of common stock through a private placement to accredited investors at $.50 per share. Each investor received a five-year warrant to purchase an amount of shares of common stock that equals 50% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $0.85 per share. The Company received gross proceeds of $1,182,602 as consideration for the sale of shares of its common stock and the issuance of warrants.

In connection with this May 2005 financing, the Company issued warrants with a term of seven years to purchase 217,198 shares of common stock at $0.55 per share, in addition to cash commissions of $76,794, to Dawson James Securities, Inc. and its accredited affiliates. These warrants have the same registration rights afforded investors included in the May 2005 financing.

Also in connection with the May 2005 financing, each investor purchased restricted shares of common stock from an existing shareholder of the Company (‘‘Concurrent Shares’’) at a purchase price of $0.185 per Concurrent Share. Each investor purchased a number of Concurrent Shares that equals 8.402% of such investor’s purchase price for the shares of common stock sold in the offering described above divided by $0.185. The warrants have weighted-average anti-dilution protection.

Each investor has limited piggyback registration rights to register shares of common stock and shares of common stock underlying the warrants that were purchased in the offering and are therefore included as selling stockholders in this registration statement. Management has determined that 1,257,394 warrants to purchase common stock are required to be registered in this prospectus.

Additional Warrants

The Company is required to register in this prospectus 1,170,173 warrants to purchase common stock pursuant to piggyback registration rights contained in various agreements. Included in this total is a warrant to purchase common stock with a term of seven years and an exercise price of $0.50 issued on October 29, 2004 pursuant to a common stock and warrant purchase agreement. Also included are warrants to purchase 213,300 shares of common stock issued pursuant to two consuliting agreements. Of these, warrants to purchase 100,000 shares of common stock with a term of five years and an exercise price of $2.00 were issued on November 8, 2005. The remaining consulting warrants to purchase 113,300 shares of common stock with a term of five years and an exercise price of $1.50 were issued on March 9, 2007. These additional warrants being registered in this prospectus contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

Except for Evan Levine, who is a director of the Company, and Matthew Balk, who is a beneficial owner of 14% of outstanding common stock, none of the selling stockholders has held any position or office or had any other material relationship with QuantRx within the past three years. The selling stockholders who purchased securities in the private placement are participating in this offering pursuant to contractual registration rights granted to them in the private placement. We have agreed to file and maintain the effectiveness of the registration statement (of which this prospectus forms a part) and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent registered public accountants.

Selling Stockholder Table

The 134 selling stockholders are offering 18,576,240 shares of common stock already issued and 6,013,104 shares of common stock issuable upon the exercise of warrants, which they obtained as part of the aforementioned security issuances. The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 24,589,344 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering. The following table provides as of June 20, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders (including holders of warrants for shares being registered). The information set forth in the selling stockholder table and the footnotes to the table are prepared based on the Company’s transfer agent’s records as of June 20, 2007 and the completed selling stockholder questionnaires the Company has received as of the date hereof.

Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The shares of common stock deemed outstanding include:

•	40,910,580 shares outstanding as of June 20, 2007; and

•	shares issuable by QuantRx pursuant to warrants and stock options held by the respective individual or entity which may be exercised within 60 days following the date of this prospectus.

Warrants and stock options exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. This table is based upon information supplied to us by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the persons named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares that may be resold.

Selling Stockholder		Shares Owned Before Offering (1)	Shares Being Offered	Shares to be Owned After Offering (2)	Percentage to be Owned After Offering (2)
118 Salem Associates	(3)	52,000	52,000	0	*
4th Restatement of Louis Janos Declaration of Trust u/a dtd 05/08/03	(4)	32,500	32,500	0	*
Adam R. Wislar	(5)	80,053	22,900	57,153	*
Albert Poliak**	(6)	19,850	12,000	7,850	*
Andrew J. Maffey	(7)	202,224	81,051	121,173	*
Andrew Mitchell	(8)	236,993	233,243	3,750	*
Ann Bodden Doole Rev. Trust dtd. 01/17/1994	(9)	19,500	19,500	0	*
Anthony V. Iovino	(10)	130,000	130,000	0	*
B. Duane Lindemann	(11)	83,576	78,000	5,576	*
Ball Family Trust dated 10/23/01	(12)	130,000	130,000	0	*
Barry Alter	(13)	493,281	455,781	37,500	*
Benjamin M. Ron	(14)	65,000	65,000	0	*

Selling Stockholder		Shares Owned Before Offering (1)		Shares Being Offered		Shares to be Owned After Offering (2)	Percentage to be Owned After Offering (2)
Benny Daniels	(15)	64,071		18,328		45,743	*
Brad Reifler**	(16)	15,000		15,000		0	*
Brian Gruson	(17)	147,100		143,000		4,100	*
Bruce Hochman	(18)	168,676		153,676		15,000	*
Bruce S. Morra	(19)	65,000		65,000		0	*
Carole Brock Trust U/A dtd 05/08/03	(20)	32,500		32,500		0	*
Catherine J. Kiley	(21)	104,000	(21)	104,000	(21)	0	*
Centrum Bank AG	(22)	209,931		191,181		18,750	*
Charles M. Helldoerfer	(23)	32,500		32,500		0	*
Christensen Family Investments, LP	(24)	83,226		78,726		4,500	*
Christopher A. Jonns	(25)	65,000		65,000		0	*
Chuck Sanson	(26)	41,842		38,092		3,750	*
Clifford Ross	(27)	92,064		38,314		53,750	*
Craig Pierson**	(28)	413,220		369,692		43,528	*
Dan Ly**	(29)	20,000		10,000		10,000	*
Daniel Schneiderman**	(30)	118,000		68,000		50,000	*
David W. Penney	(31)	23,579		19,829		3,750	*
David Wiener	(32)	219,599	(32)	109,971	(32)	109,628	*
David Wiener Revocable Trust-96	(33)	673,310		536,504		136,806	*
Dawson James Securities, Inc.**	(34)	69,918		41,198		28,720	*
Dominic Damiano	(35)	32,500		32,500		0	*
Donald L. Phlipot	(36)	65,000		65,000		0	*
Douglas Kaiser**	(37)	19,850		12,000		7,850	*
Elaine Dines	(38)	56,194		48,694		7,500	*
Eric Seiden	(39)	2,250		2,250		0	*
Eric Witte	(40)	19,500		19,500		0	*
Ethan Balk	(41)	180,000		130,000		50,000	*
Eugene Drody	(42)	130,000		130,000		0	*
Evan Levine	(43)	3,970,220	(43)	3,255,000	(43)	715,220	1.75%
Evelyn Weinstein	(44)	33,639		30,639		3,000	*
Frank Salvatore**	(45)	19,850		12,000		7,850	*
Gemini Master Fund, Ltd.	(46)	390,000		390,000		0	*
Goldman, Sachs, & Co.**	(47)	956,873		956,873		0	*
Harrison S. Mullin	(48)	25,000		25,000		0	*
Hilary Bergman**	(49)	15,000		15,000		0	*
James A. Weil	(50)	65,000		65,000		0	*
James Gailey	(51)	32,500		32,500		0	*
James Ladner	(52)	84,036		76,536		7,500	*
James Ward	(53)	95,477		74,900		20,577	*
Jeff Hermanson	(54)	252,587		230,087		22,500	*
Jeffrey Malkus	(55)	65,000		65,000		0	*
Jennifer Jaffe Irrevocable Trust dtd 2/23/2001	(56)	32,500		32,500		0	*
Jim Sanderson-Kirby	(57)	52,000		52,000		0	*

Selling Stockholder		Shares Owned Before Offering (1)		Shares Being Offered		Shares to be Owned After Offering (2)	Percentage to be Owned After Offering (2)
John Elsbernd & Marilynn K. Elsbernd Jt-Ten	(58)	26,000		26,000		0	*
John J. Kissane	(59)	41,954		38,204		3,750	*
Jonathan E. Ellefson	(60)	32,500		32,500		0	*
Portuguese (Brazil) Jose Rey & Carla Luque Rey Jt-Ten	(61)	130,000		130,000		0	*
Joseph Reynolds	(62)	19,500		19,500		0	*
Katherine Ashforth Wiener	(63)	195,000		195,000		0	*
Kris Motmans (66)	(64)	63,955		18,295		45,660	*
Labeeb Abboud (67)	(65)	168,199		153,199		15,000	*
Brian and Lane, LLC (68)	(66)	296,063		27,479		268,584	*
Lara Taylor Irrevocable Trust dtd 2/23/2001	(67)	32,500		32,500		0	*
Law Offices of E. Todd Tracy	(68)	160,105		45,799		114,306	*
Lawrence R. Rice**	(69)	234,590		116,534		118,056	*
Lawrence T. Jaffe	(70)	167,546		163,046		4,500	*
Leah Kaplan-Samuels	(71)	420,977		383,477		37,500	*
Legend Merchant Group, Inc.**	(72)	82,448		82,448		0	*
Leonard B. Gabbay	(73)	154,437		53,459		100,978	*
Lisa Allegra	(74)	97,500		97,500		0	*
Louis M. Jaffe 2004 Intangible Asset Management Trust dtd 5/24/2004	(75)	1,014,430		969,430		45,000	*
Mark Collins	(76)	45,176		37,676		7,500	*
Mark Eugene Reaman	(77)	41,842		38,092		3,750	*
Matt Waxelbaum**	(78)	2,700		2,700		0	*
Matthew Balk**	(79)	5,833,309	(79)	4,323,309	(79)	1,510,000	3.69%
Meaghan Manning**	(80)	700		700		0	*
Michael Kirsh	(81)	95,000		65,000		30,000	*
Michael Kooper	(82)	168,010		153,010		15,000	*
Michael Loew**	(83)	392,113		19,859		372,254	*
*Michael Stone	(84)	1,560,502		1,360,502		200,000	*
Mitchell B. Watson	(85)	84,500		84,500		0	*
Monica C. Farren	(86)	65,000		65,000		0	*
Moremi CVA	(87)	160,106		45,799		114,307	*
Nelson Garcia**	(88)	6,300		6,300		0	*
Peter Levitch	(89)	586,556	(89)	268,041	(89)	318,515	*
Phillip Chad Willis	(90)	42,057		38,307		3,750	*
Phyllis Rayne Byer TOD Acct.	(91)	32,500		32,500		0	*
Platinum Long Term Growth VII LLC	(92)	2,125,000		1,625,000		500,000	1.22%
RBC Dain Rauscher FBO Michael Magdos III IRA	(93)	65,000		65,000		0	*
Richard H. Raphael	(94)	33,659		30,659		3,000	*
Richard L. Hoffman	(95)	118,384		107,884		10,500	*

Selling Stockholder		Shares Owned Before Offering (1)	Shares Being Offered	Shares to be Owned After Offering (2)	Percentage to be Owned After Offering (2)
Richard L. Hoffman & Ricki Hoffman	(96)	65,000	65,000	0	*
Richard Lowman	(97)	65,000	65,000	0	*
Richard Melnick CF Jackson Melnick	(98)	35,794	31,669	4,125	*
Richard Melnick CF Joshuah Melnick	(99)	35,794	31,669	4,125	*
Rick van den Toorn	(100)	207,009	196,009	11,000	*
River Rock Holdings, LLC	(101)	963,778	763,778	200,000	*
Robert A. Melnick	(102)	84,337	76,837	7,500	*
Robert D. Keyser, Jr.**	(103)	19,850	12,000	7,850	*
Robert Damigella**	(104)	36,660	36,660	0	*
Robert J. and Sandra Neborsky, JTWROS	(105)	91,598	91,598	0	*
Robert J. Hoy	(106)	32,500	32,500	0	*
Robert L. Steele Revocable Trust II	(107)	32,500	32,500	0	*
Robert M. Bernstein	(108)	42,120	38,370	3,750	*
Robert Neborsky MD Inc. Comb. Retirement Trust	(109)	396,780	153,168	243,612	*
Robert V. Allegra IRA	(110)	97,500	97,500	0	*
Ron J. Katz**	(111)	130,000	130,000	0	*
Robert and Lisa Allegra	(112)	50,000	50,000	0	*
Robert Nathan	(113)	50,000	50,000	0	*
Rodney Yee	(114)	70,000	70,000	0	*
Salvatore D. Lucci	(115)	84,194	76,694	7,500	*
Schenk Family Trust dtd 4/29/87**	(116)	282,857	157,934	124,923	*
Schroder & Co. Bank AG	(117)	512,440	466,690	45,750	*
SDS Capital Group SPC, Ltd.	(118)	460,000	460,000	0	*
Sean Quinn	(119)	202,067	84,011	118,056	*
Shelli Morrison	(120)	26,000	26,000	0	*
Stephen H. Runkle	(121)	32,500	32,500	0	*
Steve Salovitch	(122)	50,202	45,702	4,500	*
Steven Singer	(123)	13,000	13,000	0	*
Susan Carroll and William Carroll	(124)	91,598	91,598	0	*
Sydney Anning	(125)	25,000	25,000	0	*
The Delking Organization LLC (129)	(126)	130,000	130,000	0	*
Theodore C. Ferraro	(127)	26,000	26,000	0	*
Thomas Hands**	(128)	2,500	1,500	1,000	*
Thomas M. Hermes	(129)	201,500	201,500	0	*
Tim T. Turner and Vivian Stern Turner	(130)	32,500	32,500	0	*
Troy Dennis	(131)	188,500	188,500	0	*
Virginia C. Povall	(132)	41,954	38,204	3,750	*

Selling Stockholder		Shares Owned Before Offering (1)	Shares Being Offered	Shares to be Owned After Offering (2)	Percentage to be Owned After Offering (2)
Wayne and Maeve Pambianchi	(133)	16,250	16,250	0	*
William B. Newman	(134)	106,053	48,900	57,153	*
William Carroll	(135)	495,042	251,430	243,612	*
William Fox**	(136)	2,500	1,500	1,000	*
TOTAL		31,123,484	24,589,344	6,534,140

*	Less than 1%
**	Denotes a broker-dealer or an affiliate of a broker-dealer.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.
(2)	Assumes that all securities registered will be sold.
(3)	Beneficial ownership includes 12,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(4)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(5)	Beneficial ownership includes 22,900 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(6)	Beneficial ownership includes 19,850 shares of common stock underlying the warrants, 12,000 of which are being offered pursuant to this registration statement.
(7)	Beneficial ownership includes 56,051 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(8)	Beneficial ownership includes 57,575 shares of common stock underlying the warrants, 53,825 of which are being offered pursuant to this registration statement.
(9)	Beneficial ownership includes 4,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(10)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(11)	Beneficial ownership includes 18,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(12)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(13)	Beneficial ownership includes 126,526 shares of common stock underlying the warrants, 89,026 of which are being offered pursuant to this registration statement.
(14)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(15)	Beneficial ownership includes 18,328 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.

(16)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(17)	Beneficial ownership includes 33,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(18)	Beneficial ownership includes 50,463 shares of common stock underlying the warrants, 35,463 of which are being offered pursuant to this registration statement.
(19)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(20)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(21)	Beneficial ownership includes 50,000 shares of common stock and a warrant to purchase 15,000 shares of common stock held in a custodial IRA account. Warrants to purchase 24,000 shares of common stock are being offered pursuant to this registration statement.
(22)	Beneficial ownership includes 62,868 shares of common stock underlying the warrants, 44,118 of which are being offered pursuant to this registration statement.
(23)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(24)	Beneficial ownership includes 22,667 shares of common stock underlying the warrants, 18,167 of which are being offered pursuant to this registration statement.
(25)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(26)	Beneficial ownership includes 12,540 shares of common stock underlying the warrants, 8,790 of which are being offered pursuant to this registration statement.
(27)	Beneficial ownership includes 12,591 shares of common stock underlying the warrants, 8,841 of which are being offered pursuant to this registration statement.
(28)	Beneficial ownership includes 350,220 shares of common stock underlying the warrants, 319,692 of which are being offered pursuant to this registration statement.
(29)	Beneficial ownership includes 10,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(30)	Beneficial ownership includes 68,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(31)	Beneficial ownership includes 12,579 shares of common stock underlying the warrants, 8,829 of which are being offered pursuant to this registration statement.
(32)	Beneficial ownership includes 52,887 shares of common stock and warrants to purchase 43,344 shares of common stock held by Mr. Wiener as custodian for his three children. Warrants to purchase 57,084 shares of common stock are being offered pursuant to this registration statement.
(33)	Beneficial ownership includes 181,538 shares of common stock underlying the warrants, 159,038 of which are being offered pursuant to this registration statement.
(34)	Beneficial ownership includes 69,918 shares of common stock underlying the warrants, 41,198 of which are being offered pursuant to this registration statement.
(35)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.

(36)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(37)	Beneficial ownership includes 19,850 shares of common stock underlying the warrants, 12,000 of which are being offered pursuant to this registration statement.
(38)	Beneficial ownership includes 25,198 shares of common stock underlying the warrants, 17,698 of which are being offered pursuant to this registration statement.
(39)	Beneficial ownership includes 2,250 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(40)	Beneficial ownership includes 4,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(41)	Beneficial ownership includes no shares of common stock underlying the warrants.
(42)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(43)	Beneficial ownership includes 2,765,000 shares of common stock and common stock warrants currently exercisable for 180,000 common shares held by Mark Capital, LLC of which Mr. Levine is the managing member; 990,000 shares of common stock held by Mr. Levine as custodian for his two children; and 35,220 shares of common stock held by Mr. Levine’s retirement plan. Warrants to purchase 180,000 shares of common stock are being offered pursuant to this registration statement.
(44)	Beneficial ownership includes 10,070 shares of common stock underlying the warrants, 7,070 of which are being offered pursuant to this registration statement.
(45)	Beneficial ownership includes 19,850 shares of common stock underlying the warrants, 12,000 of which are being offered pursuant to this registration statement.
(46)	Beneficial ownership includes 90,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(47)	Beneficial ownership includes 956,873 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(48)	Beneficial ownership includes no shares of common stock underlying the warrants.
(49)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(50)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(51)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(52)	Beneficial ownership includes 25,162 shares of common stock underlying the warrants, 17,662 of which are being offered pursuant to this registration statement.
(53)	Beneficial ownership includes 34,900 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(54)	Beneficial ownership includes 75,597 shares of common stock underlying the warrants, 53,097 of which are being offered pursuant to this registration statement.
(55)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(56)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.

(57)	Beneficial ownership includes 12,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(58)	Beneficial ownership includes 6,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(59)	Beneficial ownership includes 12,566 shares of common stock underlying the warrants, 8,816 of which are being offered pursuant to this registration statement.
(60)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(61)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(62)	Beneficial ownership includes 4,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(63)	Beneficial ownership includes 45,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(64)	Beneficial ownership includes 18,295 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(65)	Beneficial ownership includes 50,353 shares of common stock underlying the warrants, 35,353 of which are being offered pursuant to this registration statement.
(66)	Beneficial ownership includes 27,479 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(67)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(68)	Beneficial ownership includes 45,799 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(69)	Beneficial ownership includes 65,872 shares of common stock underlying the warrants, 62,122 of which are being offered pursuant to this registration statement.
(70)	Beneficial ownership includes 42,126 shares of common stock underlying the warrants, 37,626 of which are being offered pursuant to this registration statement.
(71)	Beneficial ownership includes 125,994 shares of common stock underlying the warrants, 88,494 of which are being offered pursuant to this registration statement.
(72)	Beneficial ownership includes 82,448 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(73)	Beneficial ownership includes 43,459 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(74)	Beneficial ownership includes 22,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(75)	Beneficial ownership includes 408,764 shares of common stock underlying the warrants, of which 363,764 are being offered pursuant to this registration statement.
(76)	Beneficial ownership includes 25,176 shares of common stock underlying the warrants, 17,676 of which are being offered pursuant to this registration statement.
(77)	Beneficial ownership includes 12,540 shares of common stock underlying the warrants, 8,790 of which are being offered pursuant to this registration statement.

(78)	Beneficial ownership includes 2,700 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(79)	Beneficial ownership includes 4,508,009 shares of common stock held by Sherbrooke Partners, LLC, of which Matthew Balk is the sole member; and 1,220,000 shares of common stock held by Mr. Balk as custodian for his two children. Warrants to purchase 105,300 shares of common stock underlying warrants are being offered pursuant to this registration statement. These warrants are not exercisable within 60 days, however they are included in the beneficial ownership for this schedule as they are being registered.
(80)	Beneficial ownership includes 700 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(81)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(82)	Beneficial ownership includes 50,310 shares of common stock underlying the warrants, 35,310 of which are being offered pursuant to this registration statement.
(83)	Beneficial ownership includes 19,859 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(84)	Beneficial ownership includes 421,654 shares of common stock underlying the warrants, 221,654 of which are being offered pursuant to this registration statement.
(85)	Beneficial ownership includes 19,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(86)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(87)	Beneficial ownership includes 45,799 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(88)	Beneficial ownership includes 6,300 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(89)	Beneficial ownership includes 425,375 shares of common stock and warrants to purchase 161,181 shares of common stock held in a custodial IRA account. Warrants to purchase 149,931 shares of common stock are being offered pursuant to this registration statement.
(90)	Beneficial ownership includes 12,590 shares of common stock underlying the warrants, 8,840 of which are being offered pursuant to this registration statement.
(91)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(92)	Beneficial ownership includes 375,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(93)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(94)	Beneficial ownership includes 10,075 shares of common stock underlying the warrants, 7,075 of which are being offered pursuant to this registration statement.
(95)	Beneficial ownership includes 35,396 shares of common stock underlying the warrants, 24,896 of which are being offered pursuant to this registration statement.
(96)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.

(97)	Beneficial ownership includes 15,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(98)	Beneficial ownership includes 13,794 shares of common stock underlying the warrants, of which 9.669 are being offered pursuant to this registration statement.
(99)	Beneficial ownership includes 13,794 shares of common stock underlying the warrants, of which 9,669 are being offered pursuant to this registration statement.
(100)	Beneficial ownership includes 33,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(101)	Beneficial ownership includes 376,256 shares of common stock underlying the warrants, 176,256 of which are being offered pursuant to this registration statement.
(102)	Beneficial ownership includes 25,231 shares of common stock underlying the warrants, 17,731 of which are being offered pursuant to this registration statement.
(103)	Beneficial ownership includes 17,850 shares of common stock underlying the warrants, 12,000 of which are being offered pursuant to this registration statement.
(104)	Beneficial ownership includes 36,660 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(105)	Beneficial ownership includes 91,598 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(106)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(107)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(108)	Beneficial ownership includes 12,604 shares of common stock underlying the warrants, 8,854 of which are being offered pursuant to this registration statement.
(109)	Beneficial ownership includes 50,346 shares of common stock underlying the warrants, 35,346 of which are being offered pursuant to this registration statement.
(110)	Beneficial ownership includes 22,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(111)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(112)	Beneficial ownership includes no shares of common stock underlying the warrants.
(113)	Beneficial ownership includes no shares of common stock underlying the warrants.
(114)	Beneficial ownership includes no shares of common stock underlying the warrants.
(115)	Beneficial ownership includes 25,198 shares of common stock underlying the warrants, 17,698 of which are being offered pursuant to this registration statement.
(116)	Beneficial ownership includes 77,542 shares of common stock underlying the warrants, 73,792 of which are being offered pursuant to this registration statement.
(117)	Beneficial ownership includes 153,447 shares of common stock underlying the warrants, 107,697 of which are being offered pursuant to this registration statement.
(118)	Beneficial ownership includes 60,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(119)	Beneficial ownership includes 58,367 shares of common stock underlying the warrants, 54,617 of which are being offered pursuant to this registration statement.

(120)	Beneficial ownership includes 6,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(121)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(122)	Beneficial ownership includes 15,046 shares of common stock underlying the warrants, 10,546 of which are being offered pursuant to this registration statement.
(123)	Beneficial ownership includes 3,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(124)	Beneficial ownership includes 91,598 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(125)	Beneficial ownership includes no shares of common stock underlying the warrants.
(126)	Beneficial ownership includes 30,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(127)	Beneficial ownership includes 6,000 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(128)	Beneficial ownership includes 2,500 shares of common stock underlying the warrants, 1,500 of which are being offered pursuant to this registration statement.
(129)	Beneficial ownership includes 46,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(130)	Beneficial ownership includes 7,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(131)	Beneficial ownership includes 43,500 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(132)	Beneficial ownership includes 12,566 shares of common stock underlying the warrants, 8,816 of which are being offered pursuant to this registration statement.
(133)	Beneficial ownership includes 3,750 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(134)	Beneficial ownership includes 28,900 shares of common stock underlying the warrants, all of which are being offered pursuant to this registration statement.
(135)	Beneficial ownership includes 73,022 shares of common stock underlying the warrants, 58,022 of which are being offered pursuant to this registration statement.
(136)	Beneficial ownership includes 2,500 shares of common stock underlying the warrants, 1,500 of which are being offered pursuant to this registration statement.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transaction. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the blocks as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other combination method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or to make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Any selling stockholder who is identified as a broker-dealer or an affiliate of a broker-dealer participating in the distribution of the shares of common stock is an ‘‘underwriter’’ within the meaning of the Securities Act for the purposes of this offering, unless such selling stockholder received the shares as compensation for investment banking services, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Any selling stockholder who is identified as an affiliate of a broker-dealer participating in the distribution of the shares of common stock is also an underwriter for the purposes of this offering, unless such selling stockholder purchased the shares in the ordinary course of business and at the time of purchase had no understanding directly or indirectly with any party to distribute the shares. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commission or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling stockholders and any other person participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that Act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurances as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

As of the date hereof, we are not a party to or engaged in any material legal proceeding.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Management

The following table sets forth the Company’s executive officers and directors:

Directors & Executive Officers	Age	Position
Walter W. Witoshkin	62	Director, Chairman and Chief Executive Officer
William H. Fleming, Ph.D.	60	Director, Secretary & Chief Scientific Officer
Sasha Afanassiev	39	CFO, Treasurer & VP of Finance
Cynthia Horton	42	VP of Diagnostics
Evan Levine	41	Director
Dr. Shalom Hirschman	70	Director
Dr. Arthur Hull Hayes, Jr.	73	Director

Walter W. Witoshkin is Chairman and Chief Executive Officer of QuantRx Biomedical Corporation. A 40-year veteran of the pharmaceutical, healthcare and biomedical industries, Mr. Witoshkin joined QuantRx in 2005. He has held senior executive positions at leading healthcare product and pharmaceutical companies, most recently SmithKline Beecham, now Glaxo SmithKline, where he was a Vice President of Business Development and a Chief Financial Officer. In 1989, Mr. Witoshkin established Menley & James Laboratories, Inc., after purchasing 32 SmithKline Beecham over-the-counter pharmaceutical and toiletry product brands. Menley & James had its initial public offering in 1992. He earlier held several senior finance positions at American Cyanamid, which became American Home and then Wyeth. Mr. Witoshkin joined QuantRx from Trident Group LLC, global operational consultants to the pharmaceutical and related healthcare industries. As a founding partner of Trident Group, Mr. Witoshkin specialized in alternative sourcing for manufacturing and the acquisition of technologies and products.

Mr. Witoshkin serves as a director of Sontra Medical Corporation and a number of privately held companies.

William H. Fleming, Ph.D., has served as Chief Scientific Officer of QuantRx since July 2005, as a Director and Secretary of QuantRx since February 1994, as Vice President-Diagnostics of QuantRx

from August 1997 through July 2005, and as Acting CEO from 2003 until May 2005. From February 1994 through August 1997, Dr. Fleming served as President and Chief Operating Officer of QuantRx. In addition, he was President, Chief Operating Officer and a Director of ProFem from July 1993 until its merger with QuantRx in June 1994. From April 1992 until July 1993, Dr. Fleming served as an associate with Sovereign Ventures, a healthcare consulting firm; concurrently he served as director of corporate development of Antivirals, Inc., a biotechnology company involved in antisense technology. Dr. Fleming is a director of ERC, a non-profit company.

Sasha Afanassiev, CPA, has served as CFO and Vice President-Finance of QuantRx since September 2005. In addition, Mr. Afanassiev has served as Treasurer of the Company since December 2005. Mr. Afanassiev has seventeen years of diversified public accounting experience. Mr. Afanassiev was the principal and founder of an accounting and tax consulting firm, established in 2001.

Cynthia Horton has served as Vice President-Diagnostics of QuantRx since July 2005. Ms. Horton was the national sales manager for Applied Biotech, Inc., an Inverness Medical Innovations Company. Prior to that, she directed sales for Drugs of Abuse POC’s, Professional POC’s for Women’s Health and branded OTC products for private label customers at ABI, and its predecessor Forefront Diagnostics.

Evan Levine has served as a Director of QuantRx since September 2005. Mr. Levine is currently Vice Chairman, President and Chief Executive Officer of ADVENTRX Pharmaceuticals, Inc. a publicly traded biotechnology company. Mr. Levine is also Managing Member of Mark Capital, LLC, a venture capital fund. Mr. Levine has over 18 years of investment banking, venture capital, arbitrage and senior corporate management experience.

Shalom Hirschman has served as a Director of QuantRx since September 2005. Dr. Hirschman was Professor of Medicine, Director of the Division of Infectious Diseases and Vice-Chairman of the Department of Medicine at Mt. Sinai School of Medicine and the Mount Sinai Hospital. He spent nearly three decades at Mt. Sinai until his retirement. He then became the CEO, President and Chief Scientific Officer of Advanced Viral Research Corp. from which he retired in 2004.

Arthur Hull Hayes, Jr. has served as a Director of QuantRx since September 2006. Dr. Hayes served as Commissioner of the United States Food and Drug Administration from 1981 to 1983. Dr. Hayes founded and was President and Chief Operating Officer of MediScience Associates, Inc., a consulting organization that works with pharmaceutical firms, biomedical companies and foreign governments, from July 1991 to January 2006, and Clinical Professor of Medicine and Pharmacology at the Pennsylvania State University College of Medicine from 1981 to 2004. From 1986 to 1990, Dr. Hayes was President and Chief Executive Officer of E.M. Pharmaceuticals, a North American subsidiary of Germany’s E. Merck AG.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen to become directors or executive officers of ours.

Involvement in Certain Legal Proceedings

QuantRx is not aware of any events that have occurred during the past five years that are required to be disclosed pursuant to Item 401(d) of Regulation S-B.

Audit Committee

As of the date hereof, Shalom Hirschman and William Fleming serve on the audit committee of the Company’s board of directors. William Fleming is the chairperson of the audit committee. The Company does not yet have an independent financial expert serving on the audit committee, as it is in the process of reviewing candidates to fill the position.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 5, 2007, concerning the ownership of common stock by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current member of the board of directors of the Company and (iii) each executive officer of the Company named in the summary compensation table appearing under ‘‘Executive Compensation’’ on page 46.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

The Company had only common stock outstanding at June 5, 2007; therefore the following table refers to our common stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership as of June 5, 2007	Percentage of Class (2)
Walter W. Witoshkin (3)	851,763	2.04%
William H. Fleming	492,034	1.20%
Shalom Hirschman (4)	506,250	1.24%
Sasha Afanassiev (5)	100,000	0.24%
Arthur H. Hayes, Jr. (6)	6,250	*
Evan Levine (7) 6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121	3,970,220	9.66%
Matthew Balk (8) 570 Lexington Avenue New York, NY 10021	5,728,009	14.00%
Mark Capital, LLC (9) 6725 Mesa Ridge Road, Suite 100 San Diego, CA 92121	2,945,000	7.16%
Sherbrooke Partners, LLC 570 Lexington Avenue New York, NY 10021	4,508,009	11.02%

(1)	Unless indicated otherwise, the address of each person listed in the table is: c/o QuantRx Biomedical Corporation, 100 South Main Street, Doylestown, Pennsylvania 18901.
(2)	The percentage of beneficial ownership of common stock is based on 40,910,580 shares of common stock outstanding as of June 5, 2007 and excludes all shares of common stock issuable upon the exercise of outstanding options or warrants to purchase common stock or conversion of any common stock equivalents, other than the shares of common stock issuable upon the exercise of options or warrants to purchase common stock held by the named person to the extent such options or warrants are exercisable within 60 days of June 5, 2007.
(3)	Ownership is based upon 851,763 common stock options exercisable within 60 days of June 5, 2007.
(4)	Ownership includes 6,250 common stock options exercisable within 60 days of June 5, 2007.
(5)	Ownership is based on 100,000 common stock options exercisable within 60 days of June 5, 2007.

(6)	Ownership is based on 6,250 common stock options exercisable within 60 days of June 5, 2007.
(7)	Includes 2,765,000 shares of common stock and a common stock warrant currently exercisable for 180,000 common shares held by Mark Capital, LLC of which Evan Levine is the managing member; 990,000 shares of common stock held by Mr. Levine as custodian for his two children; and 35,220 shares of common stock held by Mr. Levine’s retirement plan.
(8)	Includes 4,508,009 shares of common stock held by Sherbrooke Partners, LLC, of which Matthew Balk is the sole member; and 1,220,000 shares of common stock held by Mr. Balk as custodian for his two children.
(9)	Ownership includes 180,000 common stock warrants currently exercisable for 180,000 common shares.

* Less than .02%

DESCRIPTION OF SECURITIES

General

The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.01 per share of which 37,413,080 and 18,239,773 were issued and outstanding at December 31, 2006 and 2005, respectively, and 25,000,000 shares of preferred stock, par value of $.01 per share of which 9,750,000 are designated series A convertible preferred stock with a conversion ratio of 1.5 common shares for each share of Series A preferred stock. The remaining 15,250,000 authorized preferred shares have not yet been designated by us. We had issued and outstanding 0 and 8,141,147 shares of our series A convertible preferred stock at December 31, 2006 and 2005, respectively.

Common Shares

The common shares have no redemption, preemptive or sinking fund rights. Subject to any preferential or other rights granted to any series of preferred stock, the holders of shares of the common stock are entitled to receive dividends out of funds of the corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors and are entitled to receive distributions legally payable to stockholders on the liquidation of the corporation. The holders of shares of common stock, on the basis of one vote per share, are entitled to vote for the election of members of the Board of Directors of the corporation and are entitled to vote on all other matters, except where a separate class or series of the corporation’s stockholders vote by class or series. Holders of common stock are not entitled to cumulate their votes for the election of directors. All common shares issued and outstanding are, and those offered hereby when issued will be fully paid and non-assessable. See ‘‘Dividend Policy.’’

Preferred Shares

The Company’s certificate of incorporation provides that the Board of Directors of the Company has the authority, without further action by the holders of the outstanding common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine the rights and preferences of the shares of any series so established. The Company does not have any preferred stock outstanding and has no present intention to issue any preferred stock. The designations, rights and preferences of any preferred stock would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Nevada.

March 2007 Financing

On March 1, 2007, we completed a two-part private placement of 5,572,500 shares of common stock and warrants for aggregate gross proceeds of $5,572,500, solely from institutional and accredited investors. Each investor received a three-year warrant to purchase an amount of shares of common stock that equals 30% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $1.50 per share. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

In connection with the private placement, we entered into a registration rights agreement with the purchasers of the securities pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the final closing of the offering. The 7,570,000 shares of common stock (including shares underlying the warrants) are being registered in this prospectus.

In connection with this financing, the Company issued warrants with a term of seven years to purchase 325,750 shares of common stock at $1.00 per share, in addition to cash commissions of $260,600, to Legend Merchant Inc. and their accredited affiliates. These warrant holders have the same registration rights as the investors included in this financing.

February 2006 Financing

On February 15, 2006, we closed on a $4,030,000 round of financing pursuant to which we issued 8% convertible promissory notes in the aggregate principal amount of $4,030,000 and warrants to purchase shares of our common stock. The convertible promissory notes provide that the outstanding principal amount and all accrued but unpaid interest of the promissory notes would automatically be exchanged into any of QuantRx’ securities issued in a ‘‘qualified financing’’ with gross proceeds totaling at least $2 million. The March 2007 private placement, described in the above paragraphs, constituted a qualified financing under the convertible promissory notes, and as a result, the convertible promissory notes have been canceled, and the former note holders were treated as purchasers in the March 2007 private placement. As such, the former note holders who had not previously converted pursuant to their rights under the terms of the notes were issued 4,693,542 shares of our common stock and warrants to purchase 1,408,037 shares of our common stock and were granted all rights afforded to the purchasers in the March 2007 financing including the right to be included as selling stockholders in this registration statement. Of these, 5,995,759 shares of common stock (including shares underlying the warrants) have retained piggyback registration rights and are being registered in this prospectus.

Preferred Stock Conversion

Effective February 13, 2006, holders of all outstanding shares of the series A convertible preferred stock of QuantRx exercised their rights under the terms of the series A preferred stock to convert all of their outstanding shares of series A preferred stock into shares of QuantRx’ common stock. Each share of series A preferred stock was converted into 1.5 shares of QuantRx common stock, resulting in the issuance by QuantRx of 12,211,721 common shares. There are no shares of series A preferred stock currently outstanding. Additionally, preferred stock warrants for the purchase of 180,000 preferrred shares were exchanged resulting in the issuance of common stock warrants with the same terms for the purchase of 180,000 common shares. The common stock issued and the common shares underlying the common stock warrants that retained piggyback registration rights are being registered in this prospectus. As a result, 8,596,018 shares of common stock (including common shares underlying the warrants) are being registered in this prospectus pursuant to such registration rights.

May 2005 Financing

On May 27, 2005, we completed an offering of 2,171,982 shares of common stock and 1,085,996 warrants to purchase shares of common stock through a private placement to accredited investors at $.50 per share. Each investor received a five-year warrant to purchase an amount of shares of common stock that equals 50% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $0.85 per share. The Company received gross proceeds of $1,182,602 as consideration for the sale of shares of its common stock and the issuance of warrants.

In connection with this financing, the Company issued warrants with a term of seven years to purchase 217,198 shares of common stock at $0.55 per share, in addition to cash commissions of $76,794, to Dawson James Securities, Inc. and its accredited affiliates. These warrants have the same registration rights afforded investors included in this financing.

Also in connection with the offering, each investor purchased restricted shares of common stock from an existing shareholder of the Company (‘‘Concurrent Shares’’) at a purchase price of $0.185 per Concurrent Share. Each investor purchased a number of Concurrent Shares that equals 8.402% of such investor’s purchase price for the shares of common stock sold in the offering described above divided by $0.185. The warrants have weighted-average anti-dilution protection.

Each investor has limited piggyback registration rights to register shares of common stock and shares of common stock underlying the warrants that were purchased in the offering and are therefore included as selling stockholders in this registration statement. Management has determined that 1,257,394 warrants to purchase common stock are required to be registered in this prospectus.

Additional Warrants

The Company is required to register in this prospectus 1,170,173 warrants to purchase common stock pursuant to piggyback registration rights contained in various agreements. Included in this total is a warrant to purchase common stock with a term of seven years and an exercise price of $0.50 issued on October 29, 2004 pursuant to a common stock and warrant purchase agreement. Also included are warrants to purchase 213,300 shares of common stock issued pursuant to two consulting agreements. Of these, warrants to purchase 100,000 shares of common stock with a term of five years and an exercise price of $2.00 were issued on November 8, 2005. The remaining consulting warrants to purchase 113,000 shares of common stock with a term of five years and an exercise price of $1.50 were issued on March 9, 2007. These additional warrants being registered in this prospectus contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon for us by our counsel, Greenberg Traurig, LLP, New York, New York.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements as of December 31, 2006 and the years ended December 31, 2006 and 2005, included in this prospectus have been audited by Williams & Webster, P.S., independent registered public accountants, and have been so included in reliance upon the report of Williams & Webster, P.S. given on the authority of such firm as experts in accounting and auditing.

Greenberg Traurig LLP provided the opinion previously provided in our original registration statement on Form SB-2, hereto stating that the securities being sold pursuant to the registration statement are duly authorized and will be, when issued in the manner described in the registration statement, legally and validly issued, fully paid and non-assessable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees that. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification.    Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. Article 12 of our articles of incorporation provides for the indemnification of our directors, officers, employees and agents for expenses incurred in connection with the defense of actions, suits or proceedings to the fullest extent permitted by Nevada law. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability.    Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 13 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

(b)	The willful or grossly negligent payment of any improper dividend or distribution; or

(c)	Acts or omissions which occurred prior to March 18, 1987.

We believe that the indemnity and limitation of liability provisions contained in our bylaws and in our certificate of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is,

therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 16, 2007, the Company issued common stock warrants with a five year term to purchase 50,000 shares of common stock at an exercise price of $1.35. The warrants were issued as payment for technical advisory services related to medical diagnostics to Dr. David Elmaleh, an executive officer of FluoroPharma, Inc., a subsidiary of the Company. The fair value for these warrants was calculated to be $60,000. The term of the agreement is two years unless terminated with or without cause by either party with fourteen days notice, and the agreement stipulates additional compensation in the form of 25,000 common stock warrants with an exercise price of $1.35 due on the first and second anniversary dates of the agreement, provided the consultant is still under contract on those dates.

On March 9, 2007 the Company issued 200,000 common stock warrants with a five year term to purchase 200,000 shares of common stock at an exercise price of $1.50. The warrants were issued as payment for financial advisory services to Burnham Hill Partners, of which Matthew Balk, a beneficial owner of more than 5% of outstanding shares of common stock, is a managing member. The fair value for these warrants is estimated to be $268,000. Additionally, cash compensation of $200,000 was paid pursuant to the terms of the agreement.

Dr. Shalom Hirschman, a member of the Company’s board of directors, serves as a consultant to the Company on various business, strategic, and technical issues. The Company entered into a one year agreement in June 2005, and was extended for a term of one year upon its expiration on May 31, 2006. Fees paid and expensed under these agreements for these services by the Company during the year ended December 31, 2006 and 2005 were $48,000 and $28,000, respectively. In addition to the contract fees paid, reimbursable expenses totaling $10,000 and $506 were paid in 2006 and 2005, respectively.

Furthermore, in the first quarter of 2005, the Company granted to Dr. Hirschman 500,000 warrants to purchase common stock of the Company. Such warrants were issued prior to Dr. Hirschman’s appointment to the Board. The warrants had an exercise price of $0.01. The warrants were issued pursuant to an agreement to secure financing for the Company and are valued at $295,400. The value of this transaction was deemed to be part of the $512,158 of offering costs assigned to our 2005 private placement.

On November 8, 2005 the Company issued 100,000 common stock warrants with a five year term to purchase 100,000 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for financial advisory services to Burnham Hill Partners, of which Matthew Balk, a beneficial owner of more than 5% of outstanding shares of common stock, is a managing member. The fair value for these warrants was $115,000, of which $33,306 was expensed in the year ended December 31, 2005, with the remaining $81,694 recorded as prepaid consulting at December 31, 2005, and expensed in 2006 per the contract term.

On April 13, 1998, we entered into a loan agreement with Doug McKay for an aggregate loan amount of $400,000. We entered into the foregoing loan agreement in order to meet operational needs. The loan agreement is unsecured, bears no interest and is due on demand. During 2005, the note was negotiated and settled with the issuance of 900,000 common shares, $0.01 par value. The shares were issued at $0.44 per share.

DESCRIPTION OF BUSINESS

Overview

QuantRx is a biomedical company that is committed to the research, development, acquisition and commercialization of medical diagnostic products. Whether directly or in collaboration with other commercial partners, QuantRx creates and brings to market proprietary medical technology platforms and products for diagnostics and treatment of medical and healthcare needs.

With significant core intellectual property, QuantRx is developing diagnostic platforms and products for professional, industrial and consumer use that will be commercialized and marketed through partners or distributors with manufacturing contracted to third parties even as QuantRx maintains control of the development and manufacturing processes.

The Company’s technology platforms include the following:

•	Rapid point-of-care testing products based on lateral flow diagnostic devices that make medical information directly available to the healthcare provider or the patient.

•	QuantRx PAD technology that provides the basis of a variety of diagnostic and treatment products that address consumer health issues.

•	Diagnostic molecular imaging products for use in the PET — positron emission tomography — market.

•	Clinically optimized genome-based diagnostic microarray chips with an initial focus on detecting immune system-related disorders.

QuantRx combines its intellectual property with an understanding of applications for medical diagnostics and treatment; the result is a pipeline of new products for the professional, institutional and over-the-counter markets.

The QuantRx staff of scientists and medical experts and the Company’s business-leadership team, made up of biomedical and healthcare industry professionals, are dedicated to bringing to market innovative diagnostic platforms and products.

Our Products and Product Candidates

QuantRx operates under a two-fold product development strategy: (1) Maximization of the value of internally developed products that are market-ready for near-term distribution, and (2) Aggressive development of technology platforms for products that QuantRx believes will address medical diagnostic and treatment problems into the future.

In order to capitalize on short-term revenue opportunities, QuantRx — in introducing its lateral flow diagnostic devices, Miniform PAD product lines and other products — aligns itself with experienced marketing partners that have established distribution channels. QuantRx teams with a manufacturing partner in Asia, as well as niche U.S. manufacturers, in order to bring products to market more quickly and at lower cost while controlling product quality. Distribution of our lateral flow diagnostic and Miniform PAD products is expected to commence in 2007.

FluoroPharma, Inc., a private company in which QuantRx has a significant ownership interest, continues clinical trials in the development of next-generation imaging agents for PET — positron emission tomography — diagnostics with initial indications for cardiovascular disease. Genomics USA, Inc., another company in which QuantRx has invested, is working toward completion of its HLA — human leukocyte antigen — chip technology for vaccine validity testing and initiation of field tests with the U.S. Department of Homeland Security.

The QuantRx internal development efforts are in parallel with the Company’s investigation of technologies and products for acquisition or licensing to help the Company expand and enhance its current platforms and succeed in its mission to be a market leader in medical diagnostic platforms and products for professionals, industry and consumers.

Lateral Flow Diagnostics

QuantRx has developed a patented RapidSense® technology — a one-step lateral flow test with unique features such as: positive read indication for Drugs of Abuse, improved sensitivity, and the ability to read both large and small molecules. The rapid, disposable and point-of-care diagnostic technology is ideal for collection of either urine or oral fluids.

QuantRx also has a patented technology based on an innovative oral fluid collection device specifically designed for lateral flow tests — the only one-step oral fluid testing device now on the market developed by QuantRx for use with its patented RapidSense technology. This distinctive collection device has applications in the growing market of oral sample collections for issues ranging from drug-abuse testing, gathering biological evidence for criminal investigation, screening for numerous communicable diseases including HIV/AIDS and other STDs.

The QuantRx device — an industry first — incorporates a removable barrier that prevents test chemicals from washing into the oral cavity during the collection process, and allows the controlled start of the test or tests within the device. Because the QuantRx device is designed for either a single test or multiple tests using the same sample, it is ideal for emerging drugs of abuse analyses and testing for a range of communicable diseases. The patented technology has a feature that provides a more secure ‘‘chain of custody’’ system, helping to ensure the identity and integrity of a specimen from collection through the reporting of test results.

QuantRx is in the process of filing for clearance from the U.S. Food and Drug Administration (‘‘FDA’’) to market several tests for drugs of abuse as well as a test for FSH — follicle stimulating hormone. QuantRx plans to expand its 510(k) portfolio as well as new intellectual property.

The technology has strong potential and numerous possible applications. For this reason, QuantRx is pursuing collaborative research-and-development and OEM relationships with companies and organizations interested in exploring new and existing analytes to drive the development of new products for the diagnostic marketplace to advance healthcare worldwide.

Miniform PADs for Diagnosis and Treatment

The Miniform PAD is a QuantRx-patented technology that provides the basis for a line of products that address an array of consumer health issues including: temporary relief of hemorrhoid discomfort, feminine incontinence, drug delivery and medical sample collection for diagnostic testing.

The QuantRx Miniform PAD is fully biodegradable and flushable, making it convenient and easy to use, and naturopathic, addressing the growing trend in medicine to turn to products that seek to improve health and treat disease chiefly by assisting the body’s innate capacity to recover from illness and injury.

The Company plans to market its initial PAD-based products, scheduled for introduction in 2007, under the QuantRx Unique® and QuantRx inSync® brands through various distribution arrangements. Addressing the over-the-counter market for hemorrhoid pain relief medication and supplies, QuantRx Unique incorporates technology licensed from the Procter & Gamble Company. The proprietary Unique, the only product intended for daily hemorrhoid treatment, is distinctive in that it is the only PAD-based hemorrhoid-treatment product in a segment of the healthcare market that has experienced little or no innovation in decades.

The QuantRx inSync Miniforms — treated and untreated — are over-the-counter feminine incontinence products, an alternative to pads and liners for light flow urine incontinence, or daily feminine hygiene needs.

The Company plans to introduce products for both the catamenial and hemorrhoid over-the-counter market segments in 2007. In addition, QuantRx intends to clinically validate the use of its PAD technology as an over-the-counter homeopathic therapy for yeast infections. It also may have application in therapeutic transdermal drug delivery, based on results of preclinical vaginal drug-delivery research conducted at the University of Belfast.

QuantRx PadKit® was developed on the basis of clinical research indicating that the Miniform may also be an ideal diagnostic sample collection device. When coupled with a simple transport kit, it allows patients to take their own samples which are sent to a laboratory for analysis and diagnosis as well as screening for drug use, genetic conditions and disease. QuantRx holds several patents covering this application and plans to commercialize products it may develop under this patent under the QuantRx PadKit trademark. Commercialization requires extensive clinical testing prior to submission to the FDA for marketing approval.

The Company is exploring the potential combination of the Miniform PAD sample-collection capability with the microarray technology of its affiliate company, Genomics USA, to bring to market a diagnostic tool for female tissue sampling, specifically testing for colon cancer and HPV, or human papillomavirus, a virus that causes cervical cancer.

Molecular Diagnostic Imaging

FluoroPharma, a private company in which QuantRx has a significant ownership interest, is developing proprietary molecular diagnostic imaging products for use in the PET — positron emission tomography — market. Initial focus is the development of novel PET imaging agents — CardioPET, BFPET and VasoPET — for efficient detection and assessment of acute and chronic forms of coronary artery disease with additional application in the broader cardiovascular, oncology and neurology arenas. The agents rapidly target either the myocardial cells within the heart or the vulnerable plaque within the coronary arteries and, combined with PET scanning, provide non-invasive, highly specific and efficient assessment of heart metabolism and physiology.

CardioPET, one of the first metabolic imaging agents available for PET, allows acute and chronic coronary artery disease to be assessed while patients are at rest, of vital importance for those who cannot undergo the exertion of a standard treadmill stress test. Following filing of an Investigational New Drug application with the FDA, CardioPET Phase I clinical trials were undertaken and completed in early 2007. Additional uses for CardioPET include emergency room evaluation of chest pain, detection of damaged myocardium and identification of patients who may benefit from angioplasty.

BFPET is a sensitive marker of cardiac ischemia, a condition in which blood flow to the heart muscle, and thus oxygen, is restricted. BFPET, a novel cardiovascular blood flow imaging agent, has proven ability to detect ischemia in experimental models.

VasoPET is the only PET agent to selectively target inflamed or vulnerable atherosclerotic plaque without the need of a standard stress test. With VasoPET, physicians identify dangerous coronary artery plaque in patients with coronary artery disease or carotid artery disease.

Phase I clinical trials for both BFPET and VasoPET are expected to commence in 2007.

Genome-based Diagnostic Microarray Chips

Forming the basis of next-generation point-of-care diagnostic technology is the clinically optimized microarray technology of the QuantRx affiliate company Genomics USA. Population-scale typing of HLA — human leukocyte antigen, a substrate of the genome — is the initial focus, resulting in the ability to detect disorders related to the immune system.

An initial application for this HLA-based ‘‘laboratory on a chip’’ is in vaccine development and personalized vaccine delivery, essentially determining a vaccine’s effectiveness for a particular individual. Additional applications include tissue transplantation, stem cell therapeutics and personalized treatment for autoimmune diseases and microbial infection.

Distribution Arrangements

On July 7, 2006 (‘‘the effective date’’), QuantRx and Synova Healthcare, Inc. (‘‘Synova’’) entered into a distribution agreement pursuant to which Synova will act as the exclusive distributor of specified hemorrhoid products of QuantRx in the United States. The initial term of the agreement will, unless sooner terminated as provided in the agreement, continue in effect for a period of five years following the month in which Synova makes first shipment of products to its initial customers.

Management has estimated the effective term of the agreement to be six years from the effective date. The territory covered by the distribution agreement will be expanded to include Canada and Mexico if Synova meets specified minimum sales milestones during the first year of the distribution agreement’s term. Exclusivity is conditioned on Synova achieving specified minimum annual sales milestones. The foregoing summary of the distribution agreement is qualified in its entirety by reference to the full text of the actual distribution agreement, a copy of which appears as exhibit 10.5 thereto.

Competition

Our industry is highly competitive and characterized by rapid and significant technological change. Significant competitive factors in our industry include, among others, product efficacy and safety; the timing and scope of regulatory approvals; the government reimbursement rates for and the average selling price of products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales, marketing and distribution capabilities.

We face, and will continue to face, competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions. Some of these organizations, including Inverness Medical Innovations, Inc., Biosite, Inc., Quidel Corporation, and Meridian Bioscience, Inc., are pursuing products based on technologies similar to our technologies. These organizations have developed and are currently marketing products, and are pursuing other technological approaches designed to produce products that compete with our product candidates.

Any product candidates that we successfully develop, which are approved for sale by the FDA or similar international regulatory authorities in other countries, may compete with competitive products currently being used or that may become available in the future. Many of our competitors have substantially greater capital resources than we have, and greater capabilities and resources for research, conducting preclinical studies and clinical trials, regulatory affairs, manufacturing, marketing and sales. As a result, we may face competitive disadvantages relative to these organizations should they develop or commercialize a competitive product.

Industry Market and Trends

The world of high growth diagnostic market is an interesting and changing market, which is continuing to attract investment. For the last decade, improving technology has led to the availability of a wide variety of high growth diagnostics for use in physician offices, emergency rooms, bedside testing in hospital wards and at home, by the consumer. Technology now allows the health professional and in many instances the consumer, to accurately obtain many results without waiting for the blood or urine specimen to be shipped to a lab and processed. However, the volume of physician office testing is still driven more by reimbursement rates, which have been generally decreasing, and this market is still developing quite slowly. Moreover, consumables and labor costs per test are usually higher for convenient one-at-a-time packaging, compared to automated bulk reagents. Global funding or capitation systems have allowed some institutions to look at the overall costs of delivering health care, sometimes the long term costs; with this viewpoint, selective rapid testing can save costs and deliver better patient care. New rapid tests for markers of myocardial infarction have experienced incredible growth. Point-of-care drug abuse testing is also increasing in the US, both in emergency rooms and in industrial screening.

However, adhering to the CLIA regulations enacted in the early 1990s, which led to excessive cost and documentation requirements by the physician office lab, the majority of bedside or near-patient testing was displaced into the commercial laboratory or hospital’s central laboratory. It remained there throughout the following decade. Large volumes of testing in one location allowed hospital administrators to justify the operating leverage necessary for the profitability of their central labs.

While managed care and government pressure has forced the mature diagnostic industry to defend the medical prerequisite for its services, the industry is witnessing the medical community’s acceptance of rapid diagnostic technology. Accordingly, Theta Reports believes the capital ¬intensive hospital lab in its current form will decentralize as point of care and home diagnostic technology advances into rapid, self-contained diagnostic tests that permit accurate, quality assured testing outside the clinical laboratory.

The total high growth diagnostic test kit market reached revenues of $1 billion in 2003. The high growth diagnostic test market is expected to reach revenues of $1.7 billion in 2008 due to technological advancements in point of care testing equipment and continued demand for reliable and rapid tests. The compound annual growth rate for 2003-2008 for the high growth diagnostic test kit market is likely to be 10.7%.

There are a number of conditions that can be evaluated by high growth diagnostic testing and more tests that are currently in the pipeline. There are many new areas that manufacturers are exploring to offer point of care and home testing.

Competition in the high growth diagnostic test kit market is mounting but few competitors have significant revenues to control the market. Anticipating growth in the testing market, manufacturers are devoting major resources to development of easy-to-use, non-invasive tests. Well-established point of care tests such as pregnancy tests have paved the way for other types of point-of-care tests and are boldly impacting the diagnostic testing market, resulting in high growth.

Raw Materials and Manufacturing

The Company has limited manufacturing capacity for research and development projects and contracts the manufacturing of all of its products to third-party manufacturers in and outside the United States. All manufactured products are produced under standard operating procedures developed and controlled by the Company’s quality system, which specifies approved raw materials, vendors, and manufacturing methodology.

Intellectual Property Rights and Patents

Patents and other proprietary rights are an integral part of our business. It is our policy to seek patent protection for our inventions and also to rely upon trade secrets and continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

However, the patent positions of companies like ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our issued patents, those licensed to us, and those that may be issued to us in the future may be challenged, invalidated or circumvented, and the rights granted thereunder may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be approved for sale and commercialized, our relevant patent rights may expire or remain in force for only a short period following commercialization. Expiration of patents we own or license could adversely affect our ability to protect future product development and, consequently, our operating results and financial position.

QuantRx owns the following United States patents:

1)	U.S. Patent No. 4,995,150 Issued

Title: Method and Apparatus for Making Feminine Hygienic Interlabia Pads

2)	U.S. Patent No. 5,575,047 Issued

Title: Method for Making Biodegradable Absorbent Pads

3)	U.S. Patent No. 6,183,455 Issued

Title: Biodegradable Absorbent Pads

4)	U.S. Patent No. 6,811,549 Issued

Title: Administration of Therapeutic or Diagnostic Agents Using Interlabial Pad

5)	U.S. Patent No. 6,699,722 Issued

Title: Positive Detection Lateral-Flow Apparatus and Method for Small and Large Analytes

6)	U.S. Patent No. 5,725,481 Issued

Title: Method and Apparatus for Collecting Vaginal Fluid and Exfoliated Cells

7)	U.S. Patent No. 6,007,498 Issued

Title: Method and Apparatus for Collecting Vaginal Fluid and Exfoliated Cells

8)	U.S. Patent No. 6,174,293 Issued

Title: Method and Apparatus for Collecting Vaginal Fluid and Exfoliated Vaginal Cells for Diagnostic Purposes

9)	U.S. Patent No. 6,258,548 Issued

Title: Single or Multiple Analyte Semi-Quantitative/Quantitative Rapid Diagnostic

10)	U.S. Patent No. 6,306,665 Issued

Title: Covalent Bonding of Molecules to an Activated Solid Phase Material, and Devices Made Using the Material

11)	U.S. Patent No. 6,365,417 Issued

Title: Collection Device for Lateral Flow Chromatography

12)	U.S. Patent No. 6,998,273

Title: Collection Device for Lateral Flow Technology

QuantRx holds the following United States trademarks:

1)	QuantRx	78/714,767 (Pending)
2)	PadKit	2251770 and 2380818
3)	RapidSense	2428650
4)	inSync	2211028
5)	Unique	2166616

Licensing and Collaborative Agreements

The Company has entered into a licensing agreement with Branan Medical Corporation to license its use of the RapidSense technology in connection with the oral screening of drugs of abuse.

QuantRx entered into a patent license agreement with The Procter & Gamble Company effective July 1, 2006. The agreement licenses patent rights and know-how for certain hemorrhoid treatment pads and related coatings.

Research and Development

We spent the following amounts on research and development activities during the years ended December 31, 2006 and 2005:

2006: $665,636

2005: $136,862

We expect that our research and development expenses will continue to increase.

Regulatory Requirements

Our products and manufacturing activities are subject to regulation by the FDA, and by other federal, state, local and foreign regulatory authorities. Pursuant to the Food, Drug, and Cosmetic Act of 1938, commonly known as the FD&C Act, and the regulations promulgated under it, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of medical devices. Before a new device can be introduced to the market, the manufacturer must generally obtain marketing clearance through a section 510(k) notification approval, through a Premarket Approval (PMA), or New Drug Application (NDA).

In the United States, medical devices intended for human use are classified into three categories, Class I, II or III, on the basis of the controls deemed reasonably necessary by the FDA to assure their safety and effectiveness with Class I requiring the fewest controls and Class III the most controls. Class I, unless exempted, and Class II devices are marketed following FDA clearance of a Section 510(k) premarket notification. Since Class III devices (e.g., a device whose failure could cause significant human harm or death) tend to carry the greatest risks, the manufacturer must demonstrate that such a device is safe and effective for its intended use by submitting a PMA application. PMA approval by the FDA is required before a Class III device can be lawfully marketed in the United States. Usually, the PMA process is significantly more time consuming and costly than the 510(k) process.

All of our OTC products derived from the Miniform technology, including Unique and inSync, are currently classified as Class I — exempt devices, requiring written notification to the FDA before marketing. The Company’s RapidSense product candidates generally require validation and notification to the FDA under Section 510(k) prior to commercialization. The Company does not currently market any product that requires full clinical validation as a Class III product under FDA regulations.

In addition, the FD&C Act requires device manufacturers to obtain a new FDA 510(k) clearance when there is a substantial change or modification in the intended use of a legally marketed device, or a change or modification, including product enhancements, changes to packaging or advertising text and, in some cases, manufacturing changes, to a legally marketed device that could significantly affect its safety or effectiveness. Supplements for approved PMA devices are required for device changes, including some manufacturing changes that affect safety or effectiveness, or disclosure to the consumer, such as labeling. For devices marketed pursuant to 510(k) determinations of substantial equivalence, the manufacturer must obtain FDA clearance of a new 510(k) notification prior to marketing the modified device. For devices marketed with PMA, the manufacturer must obtain FDA approval of a supplement to the PMA prior to marketing the modified device. Such regulatory requirements may require the Company to retain records for up to seven years, and be subject to periodic regulatory review and inspection of all facilities and documents by the FDA.

The FD&C Act requires device manufacturers to comply with Good Manufacturing Practices regulations. The regulations require that medical device manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including device and manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; medical device components; manufacturing specifications and processes; reprocessing of devices; labeling and packaging; in-process and finished device inspection and acceptance; device failure investigations; and record keeping requirements including complaint files and device tracking. Company personnel and non-affiliated contract auditors periodically inspect the contract manufacturers to assure they remain in compliance.

In April 1997, our Miniform product line was officially re-classified from Class II to Class I — exempt, by the FDA. In May 2000, the Company provided the FDA with notification of its intent to market Unique® in the OTC hemorrhoid market. The Company’s new facility, located in Portland, Oregon, will comply with FDA and ISO standards as the facility moves toward manufacturing.

Certain of our product candidates will require significant clinical validation prior to obtaining marketing clearance from the FDA. The Company intends to contract with appropriate and experienced CRO’s (contract research organizations) to prepare for and review the results from clinical field trials. The Company engages certain scientific advisors, consisting of scientific Ph.D.s and M.D.s, who contribute to the scientific and medical validity of its clinical trials when appropriate.

Completion of Clinical Trials

We face, and will continue to face, competition from organizations such as pharmaceutical and biotechnology companies, as well as academic and research institutions. Some of these organizations are pursuing products based on technologies similar to our technologies, including Inverness Medical Innovations, Inc., Biosite, Inc., Quidel, Meridian Bioscience, and others. These organizations have developed and are currently marketing products, and are pursuing other technological approaches designed to produce products that compete with our product candidates.

Any product candidates that we successfully develop, which are approved for sale by the FDA or similar international regulatory authorities in other countries, may compete with competitive products currently being used or that may become available in the future. Many of our competitors have substantially greater capital resources than we have, and greater capabilities and resources for research, conducting preclinical studies and clinical trials, regulatory affairs, manufacturing, marketing and sales. As a result, we may face competitive disadvantages relative to these organizations should they develop or commercialize a competitive product. Therefore, we cannot assure you that any of our product candidates, if approved for sale, will compete successfully and that another organization will not succeed in developing and commercializing products that render our technology or product candidates non-competitive or obsolete.

Employees

As of June 20, 2007, we had 13 employees, 11 of whom were full-time employees. Our employees are not represented by a labor organization or covered by a collective bargaining agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

For the Three Months Ended March 31, 2007 compared to the Three Months Ended March 31, 2006

Condensed Consolidated Results of Operations

Net operating revenues for the three months ended March 31, 2007 and 2006 were $62,369 and $12,841, respectively. The increase in revenues of $49,528 is due to the recognition of $28,695 related to a short-term research and development agreement executed in February 2007 and $20,833 accreted from deferred revenue.

Other revenues in the quarter ended March 31, 2007 included a $14,000 governmental grant for qualified expenditures at our research facility and rental income of $2,750 for the subleasing of research and development lab space at our research facility.

Sales and marketing expense for the three months ended March 31, 2007 and 2006 was $43,715 and $84,978, respectively. The decrease of $41,263 primarily reflects a decrease in personnel expense and decreased business development costs.

General and administrative expense, including professional fees, for the three months ended March 31, 2007 and 2006 was $813,335 and $482,536, respectively. The increase of $330,799 primarily reflects an increase of $219,845 for additional Company personnel and related travel expenses. Additionally, professional fees increased $46,201, primarily related to increased public relations consulting service fees of $75,623 and financial advisory consulting service fees of $42,647, offset by decreased legal fees of $61,569.

Research and development expense for the three months ended March 31, 2007 and 2006, was $279,255 and $35,253. The increase of $244,002 primarily reflects an increase of $143,771 in technical consulting expenses and ongoing contracted product development, as well as an increase of $38,786 in supplies used for research and development.

The Company’s net loss for the three months ended March 31, 2007 and 2006 was $1,044,744 and $1,564,802, respectively. The decreased net loss is primarily due to a reduction in interest expense of $974,645 related to convertible promissory notes which were converted to common stock in December 2006. This decrease was partially offset by an increase in operating expenses of $544,449, which reflects additional costs related to the development and enhancement of our technology, staffing requirements, and expenses related to investor and public relations and financial advisory services.

Liquidity and Capital Resources

We believe that our short-term and long-term liquidity can be affected by many factors, some of which are beyond our control, including the successful and continued development of our product candidates; the costs associated with protecting and expanding our patent and other intellectual property rights; future payments, if any, received or made under existing or possible future collaborative arrangements; the timing of regulatory approvals needed to market our product candidates; and market acceptance of our products.

We believe that the ability to develop and commercialize our diagnostic products and other technologies will depend in significant part on our ability to:

•	enter into effective sales, marketing and distribution arrangements with other parties;

•	operate without infringing upon the proprietary rights of others;

•	obtain patents;

•	develop and obtain additional patents and technologies in our key operating areas of interest; and

•	establish relationships with third-party manufacturers.

As of March 31, 2007, the Company had cash and cash equivalents of $2,749,225, as compared to cash and cash equivalents of $1,256,912 as of December 31, 2006. The net increase in cash of

$1,492,313 for the three months ended March 31, 2007, is primarily attributed to a private placement of 3,532,500 shares of common stock and warrants valued at $1,243,087 to purchase an aggregate of 1,059,750 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $3,532,500 in cash. This increase is partially offset by investments in common stock of FluoroPharma, Inc. of $286,000 and the advance of $450,000 through the issuance of a $200,000 8% convertible promissory note to Genomics USA, Inc. and a $250,000 8% convertible promissory note to FluoroPharma, Inc., as well as net operating cash used of $1,080,698. The Company has used its financing proceeds as well as its revenues to fund current operating expenses and investments intended to strategically expand our platforms and technologies.

In the future the Company expects to expand operations with the use of additional financing and increased revenues from operations

For the Fiscal Year Ended December 31, 2006 as Compared to the Fiscal Year Ended December 31, 2005

Condensed Consolidated Results of Operations

We recognized revenues of $91,463 and $55,645 for the years ended December 31, 2006 and 2005 respectively. Total operating expenses for the years ended December 31, 2006 and 2005 were $3,102,796 and $1,123,664, respectively. Highlights of the major components of our results of operations are detailed and discussed below:

	Year Ended December 31, 2006	Year Ended December 31, 2005
Revenues	$91,463	$55,645
Professional Fees	$818,174	$285,815
General and Administrative	$1,295,744	$605,842
Research and Development	$665,636	$136,862

Revenues of $51,364 and $55,645, respectively, for the years 2006 and 2005 are derived from a licensing agreement for a specific use of our Rapid-Sense® technology in drug of abuse diagnostics. Additionally, in 2006, QuantRx received an up-front, non-refundable payment of $500,000 upon execution of a distribution agreement, which has been recorded as deferred revenue and is being amortized into revenue over the expected term of the agreement, which is six years. QuantRx recognized $40,099 from this distribution agreement in 2006.

Professional fees include the costs of legal, consulting and auditing services provided to us. The increase of $532,359 in professional fees from 2005 to 2006 is primarily due to increased legal fees of $306,718 associated with patent related issues, regulatory compliance and acquisitions, as well as the addition of investor and public relations consultants in 2006 ($189,507). While we are unable to estimate future costs of this nature with any degree of certainty, we intend to retain a limited number of skilled management to reduce the need for extensive assistance from consultants and accounting professionals.

General and administrative expenses include but are not limited to payroll and related expenses, rent, office and insurance expenses. The increase of $689,902 in general and administrative expenses from 2005 to 2006 is primarily due to increased personnel expenses of $491,636.

Research and development expense primarily reflects technical consulting and expenses incurred in connection with the development of our product candidates. The increase of $528,774 from 2005 to 2006 in research and development expenses is primarily due to increased consulting and personnel expenses of $379,474 and a purchase of technological data for $100,010 in 2006. Additionally, in late 2006, QuantRx commenced a lease of research and development space in Portland, Oregon.

Net loss for 2006 was $7,692,514, an increase of $6,599,956 from the $1,092,558 net loss reported for 2005. The increase in net loss was primarily attributable to non-cash accrued interest and non-cash amortization of debt discounts and deferred financing costs of $4,726,574; all of which relates to the convertible promissory notes issued in December 2005 and early 2006. These notes and related accrued interest were satisfied with the issuance of common stock in 2006.

Liquidity and Capital Resources

At December 31, 2006, the Company had cash and cash equivalents of $1,256,912 as compared to $990,523 at December 31, 2005.

During 2006, the Company raised $1,917,633, which is net of cash issuance costs of $122,367, from a private placement of its common stock. In association with this financing, warrants to purchase QuantRx’ common stock at an exercise price of $1.00 per share valued in total at $188,045 were issued for services related to the financing. These resources will primarily be used for working capital purposes.

In early 2006 and December 2005, the Company raised $2,987,800 and $818,600, respectively, which is net of cash issuance costs of $167,200 and $56,400, from the issuance of 8% convertible promissory notes. In association with the financing, warrants to purchase our common stock at an exercise price of $1.50 valued in total at $214,564 were issued for services related to the financing. These resources will be primarily used to fund operating activities.

In 2006, QuantRx converted all outstanding convertible promissory notes with a principal balance of $4,030,000 and related accrued interest of $289,118 into 4,693,542 common shares pursuant to the terms of the convertible debt. Upon conversion, the former debt holders also received warrants to purchase an aggregate of 1,408,037 shares of common stock at $1.50 per share.

During 2006, QuantRx invested an aggregate of $2,645,023 in several biomedical companies with technologies in the field of medical diagnostics. QuantRx believes that these technologies, while still in the developmental stage, can strategically expand our diagnostic platforms by adding new product candidates to our pipeline.

During 2006 and 2005, the Company received $57,430 and $37,500, respectively, upon the exercises of common stock warrants.

During 2005, the Company raised $1,009,450, which is net of cash issuance costs of $76,794, from private placement of its common stock. In association with this financing, warrants to purchase QuantRx’ common stock at exercise prices ranging from $0.01 to $0.55 valued in total at $435,364 were issued for services related to the financing. These resources were primarily used to fund operating activities.

The Company expects to be able to expand operation with increased revenues from operations and the use of additional financing.

As we continue to develop our current product candidates, we expect to expand our licensing activity for multiple uses of our Rapid-Sense® diagnostic technology, as well as enter into collaborative arrangements with selected strategic partners for the development of new product candidates. Our Miniform and Pad-Kit technologies will enable us to launch products into both the OTC marketplace and professional market in conjunction with strategic partners.

Contractual Obligations

The following table summarizes our material contractual obligations at December 31, 2006 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

	Payments due by Period
	Total	Less than 1 year	Years 2-3	Years 4-5	More than 5 years
Operating Lease Obligations	$392,355	107,464	202,976	81,915	—
Minimum Licensing Obligations	$50,000	50,000	—	—	—
Capital Expenditures	$55,327	55,327
Total	$497,682	212,791	202,976	81,915	—

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. Up-front engagement fees are recorded as deferred revenue and amortized to income on a straight-line basis over the term of the agreement; although the fee is due and payable at the time the agreement is signed or upon annual renewal. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured. Significant management judgment and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments or utilized different estimates.

The Company recognizes revenue from nonrefundable minimum royalty agreements from distributors or resellers upon delivery of product to the distributor or reseller, provided no significant obligations remain outstanding, the fee is fixed and determinable, and collection is probable. Once minimum royalties have been received, additional royalties are recognized as revenue when earned based on the distributor’s contractual reporting obligations. QuantRx is able to recognize minimum royalty payments on an accrual basis, as they are specified in the contract. However, since the Company can not forecast product sales by licensees, royalty payments that are based on product sales by the licensees are not determinable until the licensee has completed their computation of the royalties due and/or remitted their cash payment to us. Should information on licensee product sales become available so as to enable QuantRx to recognize royalty revenue on an accrual basis, materially different revenues and results of operations could occur.

Our strategy includes entering into collaborative agreements with strategic partners for the development, commercialization and distribution of our product candidates. Such collaboration agreements may have multiple deliverables. We evaluate multiple deliverable arrangements pursuant to Emerging Issues Task Force (EITF) 00-21, ‘‘Revenue Arrangements with Multiple Deliverables.’’ Pursuant to EITF 00-21, in arrangements with multiple deliverables where we have continuing performance obligations, contract, milestone and license fees are recognized as revenue together with any up-front payments over the term of the arrangement as performance obligations are completed, unless the deliverable has stand-alone value and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. In the case of an arrangement where it is determined there is a single unit of accounting, all cash flows from the arrangement are considered in the determination of all revenue to be recognized. Cash received in advance of revenue recognition is recorded as deferred revenue.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. The accounting policies discussed below are considered by management to be the most important to the Company’s financial condition and results of operations, and require management to make its most difficult and subjective judgments due to the inherent uncertainty associated with these matters. All significant estimates and assumptions are developed based on the best information available to us at the time made and are regularly reviewed and adjusted when necessary. We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may vary from these estimates and assumptions. Additional information on significant accounting principles is provided in Note 2 of the attached financial statements.

Impairment of Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. Changes in our strategic plan and/or market conditions could significantly impact these judgments and could require adjustments to recorded asset balances. We hold minority interests in companies having operations or technologies in areas which are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. We record an investment impairment charge if we believe an investment has experienced a decline in value that is other than temporary. Future changes in our strategic direction, adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge in the future.

We perform annual impairment tests of our equity method goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, ‘‘Goodwill and Other Intangible Assets.’’ Under SFAS No. 142, goodwill is not amortized but is subject to impairment tests based upon a comparison of the fair value of the entity and the carrying value of the entity’s net assets. SFAS No. 142 requires a review of goodwill and other intangible assets for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill or other intangible assets. We determine whether the equity method goodwill and other intangible assets are impaired by comparing the respective fair values of the equity method goodwill and/or other intangible assets to their respective carrying values.

In determining fair value of assets, QuantRx bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets that are not readily apparent from other sources. Actual fair value may differ from management estimates resulting in potential impairments causing material changes to certain assets and results of operations.

Share-based Payments

We grant options to purchase our common stock to our employees and directors under our stock option plan subject to the provisions of SFAS No. 123 (R), ‘‘Share-Based Payments.’’ Effective January 1, 2005, we use the fair value method to apply the provisions of SFAS No. 123 (R) with a modified prospective application which provides for certain changes to the method for valuing share-based compensation. The valuation provisions of SFAS No. 123 (R) apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Under the modified prospective application, prior periods are not revised for comparative purposes.

Upon adoption of SFAS No. 123 (R), we began estimating the value of stock option awards on the date of grant using a Black-Scholes pricing model (Black-Scholes model). The determination of the fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, and risk-free interest rate. If factors change and we employ different assumptions in the application of SFAS No. 123 (R) in future periods, the compensation expense that we record under SFAS No. 123 (R) may differ significantly from what we have recorded in the current period.

Estimates of share-based compensation expenses are significant to our financial statements, but these expenses are based on option valuation models and will never result in the payment of cash by us.

Deferred Taxes

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and tax bases of assets and liabilities, which requires management to perform estimates of future transactions and their respective valuations. We review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that the Company will not realize the benefit of the net deferred tax asset. At December 31, 2006 and 2005, a valuation allowance equal to the net deferred tax asset has been established. The likelihood of a material change in the valuation allowance depends on our ability to generate sufficient future taxable income. In the future, if management determines that the likelihood exists to utilize the Company’s deferred tax assets, a reduction of the valuation allowance which could materially increase the Company’s net deferred tax asset.

DESCRIPTION OF PROPERTY

Our corporate headquarters is located at 100 South Main Street, Suite 300, Doylestown, Pennsylvania, in 3,034 square feet of space occupied under a lease that expires on July 31, 2011. This lease contains an option for QuantRx to terminate the lease after the third year for a fee of $5,000. We also lease 6,310 square feet of commercial space used primarily for research and development at 5920 NE 112th Street, Portland, Oregon. This lease expires on September 30, 2011.

We expect that our current facilities will be sufficient for the foreseeable future. To the extent that we require additional space in the near future, we believe that we will be able to secure additional leased facilities at commercially reasonable rates.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth summary information as to compensation received by the Company’s Chief Executive Officer and the two other most highly compensated executive officers of the Company as of December 31, 2006.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Walter W. Witoshkin, Chairman & President	2006	240,000	10,000	—	66,454	—	—	316,454
	2005	112,500	—	—	143,836	—	—	256,336
Cynthia Horton, VP of Diagnostics	2006	150,000	6,250	—	23,850	—	—	180,100
	2005	45,833	—	—	—	—	10,000	55,833
Sasha Afanassiev, CFO, Treasurer & VP of Finance	2006	110,167	6,250	—	125,325	—	—	241,742
	2005	19,250	—	—	—	—	—	19,250

The amounts in the ‘‘option awards’’ column reflect the dollar amount recognized and expensed for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2005, in accordance with SFAS 123(R) of awards of stock options and thus do not represent aggregate fair value of grants. The Company used the Black-Scholes option price calculation to value the options granted in 2006 and 2005 using the following assumptions: risk-free rate of 4.93% and 3.78%; volatility of 1.70 and 1.85; actual term and exercise price of options granted.

Employment Contracts

We have entered into an employment contract with our Chief Executive Officer that provides for the continuation of salary if terminated for reasons other than cause, as defined in that agreement. At December 31, 2006, the future employment contract commitment for such key executive based on stated termination clause was approximately $240,000. All other employees are ‘‘at-will’’ employees and may be terminated at any time by the Company.

Director Compensation

The Board of Directors adopted a compensation policy in July 2006. QuantRx compensates independent members of the Board of Directors cash compensation of $5,000 and 6,250 stock options per Board meeting attended in person; up to a maximum of four meetings per year. All options are granted at year end and have a term of five years and an exercise price equal to the closing stock price on date of grant. QuantRx did not compensate members of the Board of Directors in 2006 and 2005 prior to the adoption of the Board compensation policy. It is anticipated that the Board of Directors will update and revise Board compensation at an upcoming meeting of the Board of Directors.

The following table summarizes Director Compensation for the year ended December 31, 2006. There was no Director compensation for the year ended December 31, 2005.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Walter W. Witoshkin	—	—	—			—	—
William H. Fleming, Ph.D.	—	—	—			—	—
Evan Levine	—	—	—			—	—
Dr. Shalom Hirschman (1)	—	—	$6,938			$48,000	$54,938
Dr. Arthur Hull Hayes, Jr. (2)	$5,000	—	$6,938			—	$11,398

(1)	Dr. Shalom Hirschman received an option grant at December 29, 2006 for 6,250 common shares. Material terms are as follows: December 29, 2006 grant date, exercise price of $1.17 and a five year term. Dr. Hirschman did not receive cash compensation related to his directorship pursuant to a consulting agreement in effect. See Item 12, Certain Relationships and Related Transactions, for details.
(2)	Dr. Arthur H. Hayes, Jr. received an option grant at December 29, 2006 for 6,250 common shares. Material terms are as follows: December 29, 2006 grant date, exercise price of $1.17 and a five year term.

The Company used the Black-Scholes option price calculation to value the options granted in 2006 using the following assumptions: risk-free rate of 4.93%; volatility of 1.70; actual term and exercise price of options granted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB−2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1−800−SEC−0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

You may request, and we will provide, a copy of our filings, at no cost to you, by writing or telephoning us at the following address:

QuantRx Biomedical Corporation
100 S. Main Street, Suite 300
Doylestown, PA 18901
Tel: (267) 880-1595

QUANTRX BIOMEDICAL CORPORATION

FINANCIAL STATEMENTS

QuantRx Biomedical Corporation

Doylestown, Pennsylvania

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of QuantRx Biomedical Corporation as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QuantRx Biomedical Corporation as of December 31, 2006 and 2005 and the results of its operations, stockholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington
March 30, 2007

Financial Statements for the Years ended December 31, 2006 and 2005

QUANTRX BIOMEDICAL CORPORATION
BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Current Assets
Cash and cash equivalents	$1,256,912	$990,523
Interest receivable	9,917	—
Interest receivable – related party	986	—
Prepaid expenses	113,386	131,745
Deferred financing costs, net	—	124,134
Note receivable	200,000	—
Note receivable – related party	250,000	—
Deposits	5,350	2,362
Total Current Assets	1,836,551	1,248,764
Investments	2,195,023	—
Fixed assets, net	156,823	10,437
Intangible assets, net	113,669	62,729
Security deposits	10,667	—
Total Assets	$4,312,733	$1,321,930
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$244,863	$124,148
Accrued expenses	41,692	87,660
Short-term convertible notes payable, net of discount	—	26,907
Deferred revenue, current portion	83,333	—
Short-term loans payable	—	28,500
Total Current Liabilities	369,888	267,215
Deferred revenue, long-term portion	376,569	—
Total Liabilities	746,457	267,215
Commitments and Contingencies	—	—
Stockholders’ Equity
Convertible preferred stock –
$0.01 par value, 25,000,000 authorized
Series A shares 9,750,000 designated;
0 and 8,141,147 shares issued and outstanding	—	81,411
Common stock; $0.01 par value, 75,000,000 authorized;
37,378,080 and 18,239,773 shares issued and outstanding	373,780	182,397
Additional paid-in capital	33,706,733	23,612,630
Accumulated deficit	(30,514,237)	(22,821,723)
Total Stockholders’ Equity	3,566,276	1,054,715
Total Liabilities and Stockholders’ Equity	$4,312,733	$1,321,930

The accompanying notes are an integral part of these financial statements.

QUANTRX BIOMEDICAL CORPORATION
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2006	2005
Revenues from licensing	$91,463	$55,645
Operating expenses:
Sales and marketing	302,171	88,194
General and administrative	1,295,744	605,842
Professional fees	818,174	285,815
Research and development	665,636	136,862
Amortization	7,560	4,824
Depreciation	13,511	2,127
Total operating expenses	3,102,796	1,123,664
Loss from operations	(3,011,333)	(1,068,019)
Other income (expense):
Interest income	44,221	8,724
Interest expense	(287,926)	(2,575)
Amortization of debt discount to interest expense	(4,003,093)	(26,907)
Amortization of deferred financing costs to interest expense	(434,383)	(3,781)
Total other income (expense), net	(4,681,181)	(24,539)
Loss before taxes	(7,692,514)	(1,092,558)
Provision for income taxes	—	—
Net loss	$(7,692,514)	$(1,092,558)
Basic and diluted net loss per common share:
Basic	$(0.26)	$(0.07)
Diluted	$(0.26)	$(0.07)
Weighted average shares used in per share calculation:
Basic	29,629,947	15,731,487
Diluted	29,629,947	15,731,487

The accompanying notes are an integral part of these financial statements.

QUANTRX BIOMEDICAL CORPORATION
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,692,514)	$(1,092,558)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	21,071	6,951
Interest expense related to amortization of non-cash discount, non-cash beneficial conversion feature and deferred financing costs	4,437,476	30,688
Issuance of common stock for accrued interest	289,098	—
Non-cash stock-based compensation expense	253,355	143,836
Non-cash fair value of warrants issued for consulting	219,000	115,000
Non-cash fair value of common stock issued for consulting	19,500	—
Non-cash fair value of warrants issued for purchased R&D	100,010	—
(Increase) decrease in:
Interest receivable	(10,903)	—
Prepaid expenses	18,359	(120,755)
Deposits	(13,655)	(1,777)
Increase (decrease) in:
Accounts payable	127,709	(65,963)
Accrued expenses	(45,968)	(37,756)
Deferred revenue	459,902	—
Net cash used by operating activities	(1,817,560)	(1,022,334)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(110,491)	(12,564)
Acquisition cost of patent under licensing	(50,000)	—
Cash paid for purchase of investment	(2,195,023)	—
Increase in note receivable	(200,000)	—
Increase in note receivable – related party	(250,000)	—
Costs for website development	(8,500)	—
Net cash used by investing activities	(2,814,014)	(12,564)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of issuance costs	1,917,633	1,009,450
Proceeds from exercise of warrants	57,430	37,500
Proceeds from issuance of convertible notes	3,155,000	875,000
Cash financing costs due for issuance of convertible notes	(167,200)	(56,400)
Increase in payables for debt issuance costs	(56,400)	56,400
Repayments of short term notes payable	(8,500)	(5,000)
Net cash provided by financing activities	4,897,963	1,916,950
Net increase (decrease) in cash and cash equivalents	266,389	882,052
Cash and cash equivalents, beginning of period	990,523	108,471
Cash and cash equivalents, end of period	$1,256,912	$990,523

	For the Years Ended December 31,
	2006	2005
Supplemental cash flow disclosures:
Interest expense paid in cash	$445	$314
Income tax paid	$—	$—
Supplemental disclosure of non-cash activities financing and investing activities:
Issuance of common stock for convertible notes payable and accrued interest	$4,030,000	$—
Issuance of common stock for accrued interest related to convertible notes payable	$289,098	$—
Issuance of preferred stock for accounts payable	$—	$10,240
Issuance of common stock to satisfy short term loans	$20,000	$19,000
Issuance of common stock to satisfy related party note payable	$—	$400,000
Fair value of warrants issued to placement agents for debt financing costs	$143,049	$71,515
Fair value of warrants issued with convertible notes	$1,131,663	$208,031
Fair value of beneficial conversion derivative feature	$2,023,337	$669,969
Conversion of preferred stock to common stock	$81,411	$3,750
Increase in payables related to debt issuance costs	$—	$56,400
Increase in payables related to purchase of fixed assets	$49,406	$—

The accompanying notes are an integral part of these financial statements.

	Stock
	Preferred		Common		Additional Paid-in Capital		Total Stockholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount		Accumulated Deficit

BALANCE, DECEMBER 31, 2004	7,492,135	74,921	13,906,198	139,061	20,980,915	(21,729,165)	(534,268)

Issuance of common stock at $0.50 per share, net of cash issuance costs of $76,794	—	—	2,171,982	21,720	987,730	—	1,009,450
Issuance of common stock in exchange for debt at an average price of $0.41 per share	—	—	1,014,090	10,141	408,859	—	419,000
Exercise of common stock warrants	—	—	585,000	5,850	31,650	—	37,500
Conversion of Series A convertible preferred stock to common stock	(375,000)	(3,750)	562,500	5,625	(1,875)	—	—
Fair value of stock-based compensation	—	—	—	—	143,836	—	143,836
Exercise of preferred stock warrants for payable at $0.01 per share	1,024,012	10,240	—	—	—	—	10,240
Fair value of warrants issued for consulting	—	—	—	—	115,000	—	115,000
Fair value of warrants issued with convertible notes	—	—	—	—	208,031	—	208,031
Fair value of embedded beneficial conversion derivative feature of convertible notes	—	—	—	—	666,969	—	666,969
Fair value of warrants issued for debt financing costs	—	—	—	—	71,515	—	71,515
Fractional share reconciling adjustment	—	—	3	—	—	—	—
Net loss for the year ended December 31, 2005	—	—	—	—	—	(1,092,558)	(1,092,558)

BALANCE, DECEMBER 31, 2005	8,141,147	81,411	18,239,773	182,397	23,612,630	(22,821,723)	1,054,715

Exercise of common stock warrants	—	—	85,800	858	56,572	—	57,430
Conversion of Series A convertible preferred stock to common stock	(8,141,147)	(81,411)	12,211,721	122,117	(40,706)	—	—
Fair value of stock-based compensation (options)	—	—	—	—	253,355	—	253,355
Fair value of warrants issued with convertible notes	—	—	—	—	1,131,663	—	1,131,663
Fair value of embedded beneficial conversion feature of convertible notes	—	—	—	—	2,023,337	—	2,023,337
Fair value of warrants issued for debt financing costs	—	—	—	—	143,049	—	143,049
Fair value of warrants issued for consulting	—	—	—	—	219,000	—	219,000
Issuance of common stock for consulting	—	—	15,000	150	19,350	—	19,500
Fair value of warrants issued for purchased R&D	—	—	—	—	100,010	—	100,010
Issuance of common stock in exchange for debt at $0.05 per share	—	—	40,000	400	19,600	—	20,000
Conversion of notes payable and accrued interest to common stock	—	—	4,745,786	47,458	4,271,640	—	4,319,098
Issuance of common stock, net of cash issuance costs of $122,367	—	—	2,040,000	20,400	1,897,233	—	1,917,633
Net loss for the year ended December 31, 2006	—	—	—	—	—	(7,692,514)	(7,692,514)

BALANCE, DECEMBER 31, 2006	—	$—	37,378,080	373,780	33,706,733	(30,514,237)	3,566,276

The accompanying notes are an integral part of these financial statements.

QUANTRX BIOMEDICAL CORPORATION
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

QuantRx Biomedical Corporation, formerly A-Fem Medical Corporation, was incorporated on December 5, 1986 in the State of Nevada. The Company’s principal business office is located at 100 South Main Street, Suite 300, Doylestown, Pennsylvania. QuantRx also has a research and development facility in Portland, Oregon.

QuantRx Biomedical Corporation (hereinafter ‘‘QuantRx’’ or the ‘‘Company’’) is committed to the research, development, acquisition and commercialization, either directly or in collaboration with strategic partners, of medical diagnostic technology platforms. The Company’s strategy is to commercialize its products through partners or distributors, contracting the manufacturing to third party partners while maintaining control over the manufacturing process.

The Company has developed two proprietary platforms: the Miniform, a disposable technology with current applications in the incontinence and hemorrhoid over-the-counter (OTC) markets; and, RapidSense, a rapid, point-of-care diagnostic technology. The Company also holds significant positions in FluoroPharma, Inc., a company developing diagnostic molecular imaging products for use in the PET — positron emission tomography — market, and Genomics USA, Inc., a company which is developing clinically optimized microarray technology.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of QuantRx Biomedical Corporation is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting for Share-Based Payments

Effective January 1, 2005, QuantRx adopted Statement of Financial Accounting Standards (SFAS) No. 123 (R), ‘‘Share-Based Payments’’ using the modified prospective method of application. SFAS No. 123 (R) establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. QuantRx uses the Black-Scholes method in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed in SFAS No. 123 (R), which resulted in stock-based compensation expense for the year ended December 31, 2006 and 2005 of $253,355 and $143,836, respectively.

Accounts and Notes Receivable and Bad Debts

QuantRx carries its receivables at net realizable value. Interest on notes receivable is accrued based upon the terms of the note agreement. The Company provides reserves against receivables and related accrued interest for estimated losses that may result from a debtor’s inability to pay. The amount is determined by analyzing known uncollectible accounts, economic conditions, historical losses and customer credit-worthiness. Additionally, all accounts with aged balances greater than one year are fully reserved. Amounts later determined and specifically identified to be uncollectible are charged or written off against the reserve. QuantRx has determined that no allowance for bad debts was required in 2006 and 2005.

Cash and Cash Equivalents

The Company considers all highly liquid investments and short-term debt instruments with maturities of three months or less from date of purchase to be cash equivalents. Cash equivalents consisted of money market funds at December 31, 2006 and 2005.

Concentration of Risks

The Company maintains its cash and cash equivalents in commercial accounts at a major financial institution. Although the financial institution is considered creditworthy and has not experienced any losses on its deposits as of December 31, 2006, the Company’s cash balances exceeded Federal Deposit Insurance Corporation limits at December 31, 2006 and 2005 by $1,155,512 and $889,173, respectively.

Earnings per Share

The Company computes net income (loss) per common share in accordance with SFAS No. 128, ‘‘Earnings per Share.’’ Net income (loss) per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, convertible preferred stock and convertible notes, if applicable, that are outstanding each year. Basic and diluted earnings per share were the same at the reporting dates of the accompanying financial statements, as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive.

As of December 31, 2006, the Company had outstanding common stock options of 1,372,500 and common stock warrants of 5,854,484, and no convertible preferred shares or warrants. The above options and warrants were deemed to be antidilutive for the Company’s year end of December 31, 2006.

As of December 31, 2005, the Company had outstanding common stock options of 1,060,000 and common stock warrants of 2,663,937, convertible preferred shares of 8,141,147 and preferred stock warrants of 180,000 convertible into 12,481,720 common shares in total, and convertible debt subject to beneficial conversion of 875,000 shares. The above options, warrants, and convertible securities were deemed to be antidulitive for the Company’s year end of December 31, 2005.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, prepaid expenses and other deferred charges, short-term notes receivable, accounts payable, accrued expenses and other current liabilities. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

In determining fair value of our cost method investment, QuantRx estimated fair value based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of this investment that are not readily apparent from other sources. QuantRx has determined that the carrying value for its cost method investment approximates fair value.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s fixed assets at December 31, 2006 and 2005 consisted of computer and office equipment, machinery and equipment and leasehold improvements with estimated useful lives of three to seven years. Estimated useful lives of leasehold improvements do not exceed the remaining lease term. Depreciation expense was $13,511 and $2,127 for the years ended December 31, 2006 and 2005. Expenditures for repairs and maintenance are expensed as incurred.

Income Taxes

The Company follows the provisions of SFAS No. 109, ‘‘Accounting for Income Taxes,’’ under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The provisions of SFAS No. 109 also require the recognition of future tax benefits such as net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not.

To the extent that it is more likely than not that such benefits will not be received, the Company records a valuation allowance against the related deferred tax asset.

Impairments

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company holds minority interests in companies having operations or technologies in areas which are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. The Company records an investment impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

The Company performs annual impairment tests of our equity method goodwill and other intangible assets in accordance with SFAS No. 142, ‘‘Goodwill and Other Intangible Assets.’’ Under SFAS No. 142, goodwill is not amortized but is subject to impairment tests based upon a comparison of the fair value of the entity and the carrying value of the entity’s net assets. SFAS No. 142 requires a review of goodwill and other intangible assets for impairment at least annually or when circumstances exist that would indicate an impairment of such goodwill or other intangible assets. The Company determines whether the equity method goodwill and other intangible assets are impaired by comparing the respective fair values of the equity method goodwill and/or other intangible assets to their respective carrying values.

Intangible Assets

The Company’s intangible assets consist of patents, patents under licensing and website development costs, and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over the estimated useful life. Useful lives are as follows: patents, 17 years; patents under licensing, 10 years; website development costs, three years. Amortization expense totaled $7,560 and $4,824 for the years ended December 31, 2006 and 2005, respectively. The estimated aggregate amortization expense for 2007 through 2011 is $12,657; $12,657; $12,421; $9,824; and $9,824.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standard Board (‘‘FASB’’) issued SFAS No. 157, ‘‘Fair Value Measurements,’’ to clarify how to measure fair value and to expand disclosures about fair value measurements. Implementation is required in the first quarter of 2008 with any changes to the fair values of assets or liabilities to be reported generally in net income or in accumulated comprehensive income for the period. QuantRx has not yet evaluated the potential impact of these new requirements.

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,’’ which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 will be effective in 2007. Management believes the adoption of this interpretation will have no impact on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140.’’ This statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that would otherwise require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold under SFAS No. 140. This statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for fiscal years beginning after September 15, 2006. Management believes the adoption of this statement will have no impact on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, ‘‘Accounting Changes and Error Corrections,’’ which replaces Accounting Principles Board (APB) Opinion No. 20, ‘‘Accounting Changes’’, and SFAS No. 3, ‘‘Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28’’. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company has determined that the adoption of SFAS No. 154 did not have a material impact on its financial position, results of operations, or cash flows.

In December 2004, the FASB issued SFAS No. 123 (R), ‘‘Share-Based Payments.’’ This statement replaces SFAS No. 123, ‘‘Accounting for Stock-Based Compensation,’’ and supersedes APB Opinion No. 25, ‘‘Accounting for Stock Issued to Employees.’’ SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date (with limited exceptions). That cost will be recognized in the entity’s financial statements over the period during which the employee is required to provide services in exchange for the award. Effective January 1, 2005, the Company adopted SFAS No. 123 (R) using the modified prospective application transition method which resulted in recognizing $253,355 and $143,836 in stock based compensation for the year ended December 31, 2006 and 2005, respectively.

Reclassifications

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

Research and Development Costs

Research and development costs are expensed as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset. The Company periodically reviews its capitalized intangible assets to assess recoverability based on the projected undiscounted cash flows from operations, and impairments are recognized in operating results when a permanent diminution in value occurs. As of December 31, 2006 and 2005, impairment of assets was not deemed necessary.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists and delivery or performance has occurred, provided the fee is fixed or determinable and collection is probable. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a fee is based upon a variable such as acceptance by the customer, the Company accounts for the fee as not being fixed and determinable. In these cases, the Company defers revenue and recognizes it when it becomes due and payable. Up-front engagement fees are recorded as deferred revenue and amortized to income on a straight-line basis over the term of the agreement, although the fee is due and payable at the time the agreement is signed or upon annual renewal. The Company assesses the probability of collection based on a number of factors, including past transaction history with the customer and the current financial condition of the customer. If the Company determines that collection of a fee is not reasonably assured, revenue is deferred until the time collection becomes reasonably assured.

The Company recognizes revenue from nonrefundable minimum royalty agreements from distributors or resellers upon delivery of product to the distributor or reseller, provided no significant obligations remain outstanding, the fee is fixed and determinable, and collection is probable. Once minimum royalties have been received, additional royalties are recognized as revenue when earned based on the distributor’s or reseller’s contractual reporting obligations. Royalty revenue totaled $51,364 and $55,645 for 2006 and 2005, respectively.

The Company’s strategy includes entering into collaborative agreements with strategic partners for the development, commercialization and distribution of its product candidates. Such collaboration agreements may have multiple deliverables. The Company evaluates multiple deliverable arrangements pursuant to Emerging Issues Task Force (EITF) 00-21, ‘‘Revenue Arrangements with Multiple Deliverables.’’ Pursuant to EITF 00-21, in arrangements with multiple deliverables where the Company has continuing performance obligations, contract, milestone and license fees are recognized together with any up-front payments over the term of the arrangement as performance obligations are completed, unless the deliverable has stand alone value and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. In the case of an arrangement where it is determined there is a single unit of accounting, all cash flows from the arrangement are considered in the determination of all revenue to be recognized. Cash received in advance of revenue recognition is recorded as deferred revenue.

Branan Medical Corporation

In 2000, QuantRx and Branan Medical Corporation signed a world-wide license agreement for Quant Rx’ RapidSense technology, specifically for the purpose of making, using and offering for sale saliva tests for ‘‘Drugs of Abuse.’’ The agreement terminates upon expiration of the RapidSense technology patents (currently in 2023), but may be terminated by either party with 60 days notice. QuantRx is entitled to royalties of 5% on net sales of licensed products by Branan, with a monthly minimum royalty payment of $4,280. QuantRx has no further obligations under this license; and therefore, recognizes these royalties when due and payable.

Synova Healthcare, Inc.

On July 7, 2006 (‘‘the effective date’’), QuantRx and Synova Healthcare, Inc. (‘‘Synova’’) entered into a distribution agreement pursuant to which Synova will act as the exclusive distributor of specified hemorrhoid products of QuantRx in the United States. The initial term of the agreement shall commence on the effective date and, unless sooner terminated as provided in the agreement, shall continue in effect for a period of five years following the month in which Synova makes first shipment of products to its initial customers. Management has estimated the effective term of the agreement to be six years from the effective date. The territory covered by the distribution agreement will be expanded to include Canada and Mexico if Synova meets specified minimum sales milestones during the first year of the distribution agreement’s term. Exclusivity is conditioned on Synova achieving specified minimum annual sales milestones.

QuantRx received an up-front, non-refundable payment of $500,000 upon execution of the distribution agreement, which has been recorded as deferred revenue and is being amortized into revenue over the expected term of the agreement, which is six years. In addition, Synova will pay to QuantRx Biomedical a specified percentage of its net sales of the products covered by the Distribution Agreement as royalties. QuantRx will recognize these royalties when due and payable.

Use of Estimates

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

3.	OTHER BALANCE SHEET INFORMATION

Components of selected captions in the accompanying balance sheets consist of:

	December 31,
	2006	2005
Prepaid expenses:
Prepaid consulting	$73,000	$—
Prepaid consulting – related party	—	81,694
Prepaid insurance	30,313	25,478
Prepaid legal	—	15,000
Prepaid rent	5,310	2,014
Prepaid travel	1,361	6,691
Other	3,402	868
Prepaid expenses	$113,386	$131,745
Deferred financing costs:
Deferred financing costs	$—	$127,915
Less: accumulated amortization	—	3,781
Deferred financing costs, net	$—	$124,134
Fixed assets:
Computers and office furniture, fixtures and equipment	$84,129	$12,564
Machinery and equipment	37,104	—
Leasehold improvements	51,228	—
Less: accumulated depreciation	15,638	2,127
Fixed assets, net	$156,823	$10,437
Short-term convertible notes payable, net:
Short-term convertible notes	$—	$875,000
Less: discount for warrants and conversion feature, net	—	848,093
Short-term convertible notes payable, net	$—	$26,907
Accrued expenses:
Professional fees	$30,000	$72,200
Other	11,692	15,460
Accrued expenses	$41,692	$87,660

4.	NOTES RECEIVABLE

FluoroPharma, Inc.

In December 2006, QuantRx advanced $250,000 to FluoroPharma, Inc. (‘‘FluoroPharma’’) through an 8% promissory note due March 31, 2007. QuantRx has accrued interest of $986 for the year ended December 31, 2006. The note and any unpaid accrued interest will be credited against the next staged investment, which is expected to finalize in April 2007. FluoroPharma, Inc. is a privately held molecular imaging company based in Boston, Massachusetts, which is engaged in the discovery, development and commercialization of proprietary products for the positron emission tomography.

Rockland Technimed, Ltd.

In April 2006, QuantRx advanced $200,000 to Rockland Technimed, Ltd. (‘‘Rockland’’) through a 7% convertible promissory note due twelve months from the date of issuance. Rockland, a privately held Delaware corporation, is a development stage company focused on the research and development of tissue viability imaging diagnostics using magnetic resonance imaging (MRI) scanners. This technology may be of interest to QuantRx as it is developed further. QuantRx has accrued interest of $9,917 for the year ended December 31, 2006. The note is convertible at QuantRx’ discretion prior to maturity into 10% of Rockland’s outstanding capital stock on a fully diluted and as converted basis. In the event of default, QuantRx has the option to receive 20% of Rockland’s outstanding capital stock on a fully diluted and as converted basis to satisfy the note.

5.	INVESTMENTS

FluoroPharma, Inc.

In March 2006, QuantRx purchased 1,096,170 shares of FluoroPharma common stock for a total purchase price of $1,566,023. Contemporaneously, QuantRx negotiated the purchase of an additional 300,000 shares from private investors for $429,000. As of December 31, 2006, QuantRx owned approximately 43.4% of the issued and outstanding capital stock of FluoroPharma. The investment in FluoroPharma is intended to strategically expand QuantRx’ diagnostic platforms.

Under the investment agreement, QuantRx has the option to acquire additional shares of FluoroPharma through a series of staged investments. Such staged investments will take the form of cash at increasing valuations upon FluoroPharma’s achievement of certain milestones with respect to the successful completion of Phase I and Phase II FDA trials for certain compounds being developed by FluoroPharma. The final staged investment to wholly acquire FluoroPharma will be settled in QuantRx’ common stock. Any subsequent investment in FluoroPharma by QuantRx will be consummated pursuant to the terms and subject to the conditions set forth in separate definitive agreements.

The investment in FluoroPharma of $1,995,023 is accounted for in accordance with the equity method of accounting. Since FluoroPharma’s liabilities exceeded assets on the date of investment, the entire investment is recorded as equity method goodwill. In accordance with Statement of Financial Accounting Standard No. 142, ‘‘Goodwill and Other Intangible Assets,’’ equity method goodwill is not amortized or tested for impairment in accordance with this standard. QuantRx reviews the equity method goodwill in accordance with Accounting Principles Board Opinion No. 18, ‘‘The Equity Method of Accounting for Investments in Common Stock,’’ under which QuantRx would recognize an impairment loss when there is a loss in the value of the equity method goodwill which is deemed to be other than a temporary decline. No impairment was recognized for the year ended December 31, 2006.

At December 31, 2006, FluoroPharma’s condensed financial information was estimated as follows: total assets of $317,000; total liabilities of $565,000; and stockholders’ deficit of $248,000. Expenses and net losses for the year ended December 31, 2006 were $1,675,000.

In connection with the purchase, QuantRx received an option to purchase an additional 260,000 shares of FluoroPharma common stock at an exercise price of $0.75. FluoroPharma has outstanding options and warrants which, if exercised together with the Company’s option, would reduce the Company’s ownership percentage to approximately 41.1% on a fully diluted and as converted basis.

Genomics USA, Inc.

In May 2006, QuantRx purchased 112,875 shares of Genomics USA, Inc. (‘‘GUSA’’) common stock for $200,000. As of December 31, 2006, QuantRx owned approximately 10% of the issued and outstanding capital stock of GUSA on a fully diluted and as converted basis. GUSA, a privately held Illinois corporation, is a technology company focused on the development of clinically optimized genome-based diagnostic microarray chips. This technology may strategically expand QuantRx’ diagnostic platforms, and the Company intends to explore the possibility of further investment.

QuantRx uses the cost method to account for this investment since QuantRx does not control nor have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, the investment is recorded at cost and impairment is considered in accordance with the Company’s impairment policy. No impairment was recognized for the year ended December 31, 2006.

6.	INTANGIBLE ASSETS

Intangible assets as of the balance sheet dates consisted of the following:

	December 31, 2006	December 31, 2005
Intangibles:
Patents	$82,028	$82,028
Patent under licensing	50,000	—
Website development	8,500	—
Less: accumulated amortization	26,859	19,299
Intangibles, net	$113,669	$62,729

Patent under Licensing

In the second quarter of 2006, QuantRx entered into a patent license agreement with The Procter & Gamble Company, effective July 1, 2006. The agreement licenses patent rights and know-how for certain hemorrhoid treatment pads and related coatings. The term of the agreement is five years with a five year automatic renewal option. In consideration of this agreement, QuantRx paid a one-time, non-refundable engagement fee, and will pay royalties based on future net sales of such licensed products.

The Company has capitalized this engagement fee and will amortize the capitalized cost over the expected term of the patent license agreement. Amortization of $2,500 in connection with this licensed patent was recognized in the year ended December 31, 2006. All royalties due pursuant to the terms of the agreement will be expensed as incurred. Impairment will be considered in accordance with the Company’s impairment policy. No impairment was recognized as of December 31, 2006.

7.	CONVERTIBLE DEBT

On February 15, 2006, QuantRx closed on $4,030,000 of 8% unsecured convertible promissory notes due December 31, 2006, to certain private accredited investors, of which $3,155,000 were issued in the first quarter of 2006, and $875,000 issued in the fourth quarter of 2005, respectively. Also, investors received vested warrants with a five year term to purchase an aggregate of 854,500 shares of QuantRx common stock at an exercise price of $1.50 (valued at $1,339,694), of which 723,250 warrants (valued at $1,131,663) were issued in the first quarter of 2006, and 131,250 (valued at $208,031) issued in the fourth quarter of 2005, respectively.

On December 6, 2006, QuantRx closed on a ‘‘qualified’’ financing which triggered the conversion of all outstanding convertible promissory notes and related accrued interest into shares of common stock pursuant to the terms of the notes. Additionally, in the third quarter of 2006, one note holder elected to convert his outstanding balance and related accrued interest into shares of common stock pursuant to the terms of the note. The aggregate outstanding principal balance of $4,030,000 and related accrued interest of $289,118 was converted in 2006 into 4,745,786 shares of common stock. Upon automatic conversion on December 6, 2006, note holders received warrants to purchase 1,408,037 with an exercise price of $1.50 and a term of three years.

These convertible notes were automatically convertible into shares of QuantRx common stock upon completion of a ‘‘qualified’’ equity financing (or financings) with aggregate gross proceeds of at least $2,000,000. Under the terms of the convertible notes, holders of the notes were deemed to have tendered 110% of their aggregate outstanding principal balance and accrued interest for purchase of securities in the qualified equity financing, entitling the holders to all rights afforded to purchasers in such financing (‘‘contingent embedded conversion option’’). Alternatively, the convertible notes allowed the holders to convert their outstanding principal and accrued interest into common stock at a price of $1.00 per common share no earlier than six months after the issuance of the promissory notes (‘‘embedded conversion option’’). Either conversion resulted in the satisfaction of all of QuantRx’ obligations under the convertible notes.

In the event QuantRx did not complete a qualified financing and holders did not voluntarily convert, QuantRx was required to pay the outstanding principal balance and accrued and unpaid interest on December 31, 2006. Accrued interest was payable at QuantRx’ option in cash or common stock.

In accordance with APB Opinion No. 14, ‘‘Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,’’ QuantRx allocated $1,339,694 of the principal amount of the 8% convertible promissory notes to the warrants as original issue discount, which represented the relative fair value of the warrants at the dates of issuance.

The embedded conversion options described above were not considered derivative instruments and were not required to be bifurcated pursuant to the scope exception in paragraph 11(a) of SFAS 133,’’Accounting for Derivative Instruments and Hedging Activities,’’ since they were indexed to QuantRx’ stock and were classified as stockholders’ equity. Equity classification of the embedded conversion options was met through the requirements of EITF 00-19, ‘‘Accounting for Derivative Financial Instruments to, and Potentially Settled in, a Company’s Own Stock,’’ paragraphs 12-32. QuantRx also concluded, pursuant to EITF 00-27, ‘‘Application of Issue 98-5 to Certain Convertible Instruments,’’ that while the embedded conversion options were not required to be bifurcated, the instruments did contain a beneficial conversion feature, as the share prices on the dates of issuance exceeded the effective conversion price of the embedded conversion options. QuantRx measured the intrinsic value of the ‘‘embedded conversion option’’ ($3,697,444) based upon the effective conversion price, which is defined by EITF 00-27, ‘‘Application of Issue 98-5 to Certain Convertible Instruments,’’ as the allocated proceeds divided by the number of shares to be received on conversion. The intrinsic value of this beneficial conversion feature was limited to the remaining allocated proceeds of $2,690,306, which represented gross proceeds less the relative fair value of $1,339,694 allocated to the detachable warrants. This amount was recorded as original issue discount, of which $2,023,337 relates to the convertible notes issued in the first quarter of 2006 and $666,969 relates to the notes issued in the fourth quarter of 2005. The remaining intrinsic value of $1,007,138 related to the embedded conversion feature represents the excess of the aggregate fair value of the instruments that the holder would receive at conversion over the proceeds received.

The ‘‘contingent embedded conversion option’’ qualified as an embedded contingent conversion option in accordance with EITF 98-5 and 00-27 since execution of the automatic conversion feature was contingent upon a qualified equity financing and was not within the control of QuantRx. Upon automatic conversion, QuantRx measured the intrinsic value of the automatic conversion feature ($3,691,172) based upon the effective conversion price on December 6, 2006. The remaining intrinsic value of $1,034,244 related to the contingent embedded conversion feature represents the excess of the aggregate fair value of the instruments that the holders received at conversion over the proceeds received. This amount was not recognized, as QuantRx previously fully allocated the aggregate gross proceeds.

In association with the issuance of these convertible notes, QuantRx issued warrants for services to purchase 135,680 shares of common stock at $1.50 per share valued at $214,564, of which 90,560 warrants valued at $143,049 were issued in the first quarter of 2006, with the remainder issued in the fourth quarter of 2005. QuantRx also incurred cash commissions of $223,600 in connection with the private placement to various placement agents resulting in total deferred debt offering cost of $438,164, of which $310,249 relates to the notes issued in the first quarter of 2006, with the remainder relating to notes issued in the fourth quarter of 2005.

The fair value of the warrants issued to placement agents and the cash commissions have been recorded as deferred financing costs. The total original issue discount related to the warrants issued to the investors and the beneficial conversion feature and the deferred financing costs are being amortized to interest expense over the term of the convertible promissory notes in accordance with EITF 00-27, paragraph 19. Pursuant to the conversion of all outstanding convertible promissory notes, all previously unamortized deferred finance costs and debt discount was expensed in its entirety. Interest expense, including amortization of original issue discount and deferred financing costs, related to the 8% convertible promissory notes was $4,724,335 for the year ended December 31, 2006 and $32,948 for the year ended December 31, 2005.

The Black-Scholes option pricing model was used to calculate the fair values of all of the above warrants.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has operating leases for its office and research and development space, both of which have initial lease terms of five years. The corporate office lease contains an option for QuantRx to terminate the lease after the third year for a fee of $5,000. Certain leases contain rent escalation clauses that require higher rental payments in later years. Leases may also contain rent holidays, or free rent periods, during the lease term. Rent expense is recognized on a straight-line basis over the initial lease term. Leasehold improvements have been included in fixed assets. Rent expense relating to our operating leases was $76,615 and $36,695 for the years ended December 31, 2006 and 2005, respectively. Minimum lease payments for the years 2007 through 2011 are as follows: $107,464; $111,988; $90,988; $46,365; and $35,550; and in the aggregate are $392,355.

Income Taxes

The Company has retained an accounting firm to prepare all outstanding income tax returns. The Company has determined that due to operating losses and net loss carry forwards, there are no outstanding income tax liabilities.

Executive Employment Contracts

The Company has entered into an employment contract with a key Company executive that provides for the continuation of salary to the executive if terminated for reasons other than cause, as defined in those agreements. At December 31, 2006, the future employment contract commitment for such key executive based on this termination clause was approximately $240,000.

Minimum Royalty Commitments

QuantRx has a minimum royalty payment of $50,000 due in 2007 pursuant to a licensing agreement.

9.	INCOME TAXES

At December 31, 2006 and 2005, the Company had deferred tax assets calculated at an expected blended rate of 38% of approximately $10,923,448 and $8,293,873 respectively, principally arising from net operating loss carryforwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance equal to the deferred tax asset has been established at December 31, 2006 and 2005.

The significant components of the Company’s deferred tax assets at December 31, 2006 and 2005 are as follows:

	2006	2005
Net operating loss carryforwards	$9,382,821	$8,293,873
Stock based expenses	1,479,019	—
Research and development tax credit carryforwards	61,608	—
Deferred tax asset	10,923,448	8,293,873
Deferred tax asset valuation allowance	(10,923,448)	(8,293,873)
Net deferred tax asset	$—	$—

At December 31, 2006, the Company has net operating loss carryforwards of approximately $24,691,635, which expire in the years 2007 through 2026. The net change in the allowance account was an increase of $2,629,575 for the year ended December 31, 2006.

10.	CAPITAL STOCK

Common Stock

The Company has authorized 75,000,000 shares of its common stock, $0.01 par value. The Company had issued and outstanding 37,378,080 and 18,239,773 shares of its common stock at December 31, 2006 and 2005, respectively.

On December 6, 2006, QuantRx completed a private placement of 2,040,000 shares of common stock and warrants to purchase an aggregate of 612,000 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $2,040,000 in cash. The Company issued warrants to purchase 131,500 shares of common stock at $1.00 per share valued at $188,045 and paid cash commissions of $105,200 in connection with the private placement to Legend Merchant Inc. Additionally, fees of $17,167 were paid to a law firm to act as escrow agent for this transaction. In conjunction with this transaction, QuantRx converted $3,980,000 in convertible debt and related accrued interest of $286,874 into 4,693,542 common shares pursuant to the terms of the convertible debt. Upon conversion, the former debt holders also received warrants to purchase an aggregate of 1,408,037 shares of common stock at $1.50 per share.

In the third quarter of 2006, QuantRx issued 52,244 common shares upon conversion of $50,000 convertible debt and related accrued interest of $2,244. The conversion was made at the holder’s option pursuant to the terms of the convertible note.

In the second quarter of 2006, 50,000 common shares were issued to CEOcast, Inc., an investor relations consulting firm, pursuant to a one-year consulting agreement. The common shares were valued at $1.30 per share, the closing price on the date of issuance, for a total valuation of $65,000. In the fourth quarter, the agreement with CEOcast was cancelled, resulting in the return and cancellation of 35,000 common shares valued at $45,500. The fair value of the remaining 15,000 common shares was $19,500, all of which was expensed in 2006 pursuant to the revised agreement.

In the second quarter of 2006, execution of a settlement of a loan in the amount of $20,000 resulted in the issuance of 40,000 shares of common stock in complete payment of the loan. The shares were issued at $0.50 per share, which was the market value of the shares at the time the negotiation of the terms of the settlement had been concluded.

In the first quarter of 2006, 85,800 common stock warrants were exercised and exchanged for 85,800 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $57,430. The exercise prices ranged from $0.20 to $0.85.

Effective February 13, 2006, holders of all outstanding shares of the Series A convertible preferred stock of QuantRx exercised their rights under the terms of the Series A preferred stock to convert all of their outstanding shares of Series A preferred stock into shares of QuantRx’ common stock. Each share of Series A preferred stock was converted into 1.5 shares of QuantRx common stock, resulting in the issuance by QuantRx of 12,211,721 common shares. As of December 31, 2006, there are no shares of Series A preferred stock outstanding.

In the fourth quarter of 2005, 550,000 common stock warrants were exercised and exchanged for 550,000 common shares, $0.01 par value. The exercise prices ranged from $0.01 to $0.40. The Company received proceeds from these transactions totaling $20,000.

In the fourth quarter of 2005, a related party note in the amount of $400,000 was negotiated and a settlement agreement resulted in the issuance of 900,000 shares of our common stock in complete payment of the note. The shares were issued at $0.44 per share.

In the fourth quarter of 2005, a note in the amount of $15,000 was negotiated and a settlement agreement resulted in the issuance of 34,090 shares of our common stock in complete payment of the note. The shares were issued at $0.44 per share.

In the fourth quarter of 2005, a loan in the amount of $4,000 was negotiated and a settlement agreement resulted in the issuance of 80,000 shares of our common stock in complete payment of the note. The shares were issued at $0.05 per share.

In the second quarter of 2005, 375,000 shares of Series A convertible preferred stock were converted into shares of common stock, $0.01 par value. In 2005, the 375,000 shares of preferred stock were converted into 562,500 shares of common stock with 375,000 issued and another 187,500 awaiting administrative issuance. For all corporate purposes the 562,500 shares were deemed issued and outstanding as of December 31, 2005.

In the second quarter of 2005, a total of 35,000 common stock warrants were exercised and exchanged for 35,000 common shares, $0.01 par value. The exercise price was $0.50 per share and the Company received proceeds of $17,500.

On May 27, 2005, the Company completed a private placement of 2,171,982 shares of common stock and warrants to purchase an aggregate of 1,085,996 shares of common stock at $0.85 per share to accredited investors for gross proceeds of $1,086,244 in cash. The Company issued warrants to purchase 217,198 shares of common stock at $0.55 per share in total valued at $111,271 and paid cash commissions of $76,794 in connection with the private placement to Dawson James, Inc., and an additional 570,000 warrants to purchase 570,000 shares of our common stock at a per share price ranging from $0.01 to $0.50 in total valued at $324,093 to individuals for services related to the financing, resulting in total offering costs of $512,158.

Preferred Stock

The Company has authorized 25,000,000 shares of preferred stock, of which 9,750,000 are designated Series A convertible preferred stock, $0.01 par value, with a conversion ratio of 1.5 common shares for each share of Series A preferred stock. The remaining 15,250,000 authorized preferred shares have not yet been designated by the Company. The Company had issued and outstanding 0 and 8,141,147 shares of its Series A convertible preferred stock at December 31, 2006 and 2005, respectively.

In the third quarter of 2005, a total of 1,024,012 preferred stock warrants were exercised and exchanged for 1,024,012 shares of Series A convertible preferred stock, $0.01 par value. The warrants were exercised at a price of $0.01 per share. In 2004, the Company received $10,240. Preferred stock was issued in the third quarter of 2005 in satisfaction of this liability.

11.	STOCK PURCHASE WARRANTS

Common Stock Warrants

On December 6, 2006, QuantRx completed a private placement of 2,040,000 shares of common stock and warrants valued at $771,120 to purchase an aggregate of 612,000 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $2,040,000 in cash. The Company issued warrants to purchase 131,500 shares of common stock at $1.00 per share valued at $188,045. In conjunction with this transaction, QuantRx converted $3,980,000 in convertible debt and related accrued interest of $286,874 into 4,693,542 common shares pursuant to the terms of the convertible debt. Upon conversion, the former debt holders also received warrants to purchase an aggregate of 1,408,037 shares of common stock at $1.50 per share, valued at $1,774,127. The valuation placed on the warrants issued for services was deemed by the Company to be additional costs related to the issuance of common stock. The costs were therefore charged against additional paid-in capital and resulted in a memorandum entry only.

In the second quarter of 2006, the Company issued 150,000 common stock warrants with a five-year term to purchase 150,000 shares of common stock at an exercise price of $2.00. The warrants were issued pursuant to a one-year consulting agreement, and the fair value of $219,000 for these warrants will be expensed over the one-year term of the agreement.

In the second quarter of 2006, the Company issued 68,500 common stock warrants with a five-year term to purchase 68,500 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for purchased research and development data, and the fair value of $100,010 for these warrants was recorded as research and development expense in the second quarter of 2006.

In association with the issuance of convertible promissory notes in 2006, QuantRx issued warrants for services to purchase 90,560 shares of common stock at $1.50 per share valued at $143,049 and warrants to investors to purchase 723,250 shares of common stock at $1.50 valued at $1,131,663.

In the first quarter of 2006 warrants to purchase 180,000 shares Series A preferred stock were submitted and exchanged for warrants to purchase 180,000 shares of common stock, with the same terms as the original warrants.

In the first quarter of 2006, 85,800 common stock warrants were exercised and exchanged for 85,800 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $57,430. The exercise prices ranged from $0.20 to $0.85.

In association with the issuance of convertible promissory notes in 2005, QuantRx issued warrants for services to purchase 45,120 shares of common stock at $1.50 per share valued at $71,515 and warrants to investors to purchase 131,250 shares of common stock at $1.50 valued at $208,031.

On November 8, 2005, the Company issued 100,000 common stock warrants with a five year term to purchase 100,000 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for a consulting contract, and the fair value of $115,000 for these warrants was recorded as consulting expense.

In 2005, 585,000 common stock warrants were exercised and exchanged for 585,000 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $37,500. The exercise prices ranged from $0.01 to $0.50.

On May 27, 2005, QuantRx closed an offering of its common stock, $0.01 par value, and warrants to purchase its common stock, through a private placement to accredited investors. Each investor received a five-year warrant to purchase an amount of common shares that equals 50% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $0.85 per share. A total of 1,085,996 common stock warrants were issued to purchase an aggregate of 1,085,996 shares of common stock in connection with the offering.

QuantRx agreed to issue common stock warrants covering Company common stock, $0.01 par value, to various entities who were involved in the common stock issue closed May 27, 2005 as follows: in the first quarter of 2005, 500,000 common stock warrants with an exercise price of $0.01 were issued pursuant to an agreement to secure financing for the Company. In the first quarter of 2005, 70,000 common stock warrants with an exercise price of $0.50 were issued pursuant to an agreement for certain public relations work done to assist in securing financing for the Company. In the second quarter of 2005, 217,198 common stock warrants with an exercise price of $0.55 were issued to an underwriter involved in the common stock issue. All of these warrants were valued using the fair value method as prescribed by SFAS No. 123 (R), resulting in a valuation associated with these warrants of $435,365. The valuation placed on these warrants was deemed by the Company to be additional costs related to the issuance of common stock. The costs were therefore charged against additional paid-in capital and resulted in a memorandum entry only.

The following is a summary of all common stock warrant activity during the two years ended December 31, 2006:

	Number of Shares Under Warrants	Exercise Price Per Share	Weighted Average Exercise Price
Warrants issued and exercisable at 12/31/04	1,244,943	$0.01-2.88	$0.79
Warrants granted	2,149,564	0.01-2.00	0.72
Warrants expired	(145,570)	1.92-2.88	2.58
Warrants exercised	(585,000)	0.01-0.50	0.06
Warrants issued and exercisable at 12/31/05	2,663,937	0.01-2.00	0.80
Warrants granted	3,363,847	1.00-4.25	1.57
Warrants expired	(87,500)	0.01-1.50	1.30
Warrants exercised	(85,800)	0.20-0.85	0.67
Warrants issued and exercisable at 12/31/06	5,854,484	$0.50-4.25	$1.23

The following represents additional information related to common stock warrants outstanding and exercisable at December 31, 2006:

	Outstanding and Exercisable
Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.50	956,873	4.58	$0.50
0.55	217,198	5.41	0.55
0.85	1,040,196	3.41	0.85
1.00	131,500	6.94	1.00
1.50	3,010,217	3.31	1.50
1.92	130,000	1.67	1.92
2.00	318,500	4.23	2.00
4.25	50,000	1.67	4.25
	5,854,484	2.94	$1.23

The Company used the Black-Scholes option price calculation to value the warrants granted in 2006 and 2005 using the following assumptions: risk-free rate of 4.93% and 3.78%; volatility of 1.70 and 1.85; actual term and exercise price of warrants granted.

Preferred Stock Warrants

Effective February 13, 2006, holders of all outstanding shares of the Series A convertible preferred stock of QuantRx exercised their rights under the terms of the Series A preferred stock to convert all of their outstanding shares of Series A preferred stock into shares of QuantRx’ common stock. In connection with this transaction, warrants to purchase 180,000 shares Series A preferred stock were submitted and exchanged for warrants to purchase 180,000 shares of common stock, with the same terms as the original warrants.

In the third quarter of 2005, a total of 1,024,012 preferred stock warrants were exercised and exchanged for 1,024,012 shares of Series A convertible preferred stock, $0.01 par value. The warrants were exercised at a price of $0.01 per share. In 2004, the Company received $10,240. Preferred stock was issued during the third quarter of 2005 in satisfaction of this liability.

The following is a summary of all preferred stock warrant activity during the two years ended December 31, 2006:

	Number of Shares	Exercise Price Per Share	Weighted Average Exercise Price
Warrants issued and exercisable at 12/31/04	1,204,012	$0.01-4.25	$.79
Warrants granted	—	—	—
Warrants expired	—	—	—
Warrants exercised	(1,024,012)	0.01	0.01
Warrants issued and exercisable at 12/31/05	180,000	1.92-4.25	2.57
Warrants granted	—	—	—
Warrants expired	—	—	—
Warrants exercised	—	—	—
Warrants converted	(180,000)	1.92-4.25	2.57
Warrants issued and exercisable at 12/31/06	—	$—	$—

12.	COMMON STOCK OPTIONS

In 2001, the Company adopted the 1994 Incentive and Non-Qualified Stock Option Plan, as amended in 2001, (hereinafter ‘‘the Plan’’) under which 5,100,000 shares of common stock are reserved for issuance under qualified options, nonqualified options, stock appreciation rights and other awards as set forth in the Plan.

Under the Plan, qualified options are available for issuance to employees of the Company and non-qualified options are available for issuance to consultants and advisors. The Plan provides that the exercise price of a qualified option cannot be less than the fair market value on the date of grant and the exercise price of a nonqualified option must be determined on the date of grant. Options granted under the Plan generally vest three to five years from the date of grant and generally expire ten years from the date of grant.

In the fourth quarter of 2006, 12,500 non-qualified common stock options were granted to two directors and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.17, have a term of five years and vested immediately. The fair value of these options is $13,876.

In the third quarter of 2006, 75,000 qualified common stock options were granted to an executive officer and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.15, have a term of ten years and vest January 1, 2007. The fair value of these options is $85,575.

In the second quarter of 2006, a total of 225,000 qualified common stock options were granted to executive officers and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.60, and have a term of ten years. Of the options granted in the second quarter, 25,000 vested immediately, with the remaining 200,000 vesting when certain sales milestones have been reached. The Company estimates that these milestones will be reached over an expected service term of five years. The fair value of these options is $357,750.

In 2005, a total of 1,000,000 common stock options were granted to an executive officer and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $0.50 and will fully vest after three years of service. The options were valued using the fair value method as prescribed by SFAS No. 123 (R), resulting in a total value associated with these options of $298,900.

Pursuant to SFAS No. 123 (R), the fair value amounts will be accrued to compensation expense over the expected service terms, not to exceed the vesting period. The accrued compensation expense related to these options for the years ended December 31, 2006 and 2005 is $253,355 and $143,836, respectively.

The following is a summary of all common stock option activity during the two years ended December 31, 2006:

	Shares Under Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2004	210,000	$2.28
Options granted	1,000,000	0.50
Options forfeited	(150,000)	2.80
Options exercised	—	—
Outstanding at December 31, 2005	1,060,000	0.53
Options granted	312,500	1.46
Options forfeited	—	—
Options exercised	—	—
Outstanding at December 31, 2006	1,372,500	$0.74

	Options Exercisable	Weighted Average Exercise Price Per Share
Exercisable at December 31, 2005	541,218	$0.56
Exercisable at December 31, 2006	801,045	$0.58

The following represents additional information related to common stock options outstanding and exercisable at December 31, 2006:

	Outstanding			Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.50	1,000,000	8.34	$0.50	703,545	$0.50
$1.00	60,000	3.18	1.00	60,000	1.00
$1.15	75,000	9.57	1.15	—	1.15
$1.17	12,500	5.00	1.17	12,500	1.17
$1.60	225,000	9.26	1.60	25,000	1.60
	1,372,500	8.30	$0.74	801,045	$0.58

A summary of the status of the Company’s nonvested stock options as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

Nonvested Stock Options	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2005	518,782	$0.30
Options granted	312,500	1.46
Options vested	(259,827)	0.46
Options forfeited	—	—
Nonvested at December 31, 2006	571,455	$0.86

As of December 31, 2006, there was approximately $358,910 of unrecognized compensation cost related to nonvested options. Weighted average period of nonvested stock options was 8.83 years as of December 31, 2006.

The Company used the Black-Scholes option price calculation to value the warrants granted in 2006 and 2005 using the following assumptions: risk-free rate of 4.93% and 3.78%; volatility of 1.70 and 1.85; actual term and exercise price of warrants granted.

13.	NET LOSS PER SHARE

Basic and diluted net loss per share are required to be computed using the methods prescribed by Statement of Financial Accounting Standards No. 128, ‘‘Earnings per Share.’’ Net loss per share is calculated using the weighted average number of common shares outstanding for the period. A net loss was reported in each of the years ended December 31, 2006 and 2005. Stock options for the purchase of 1,372,500 and 1,060,000 common shares at December 31, 2006 and 2005, respectively, and common stock warrants for the purchase of 5,854,484 and 2,663,937 common shares at December 31, 2006 and 2005, respectively, were not included in net loss per share calculations, because to do so would have been antidilutive. In addition, shares of the Company’s convertible preferred stock and warrants covering shares of the Company’s convertible preferred stock, as well as convertible promissory notes, outstanding at December 31, 2005 were not included in net loss per share calculations because to do so would have been antidilutive.

14.	RELATED PARTY TRANSACTIONS

A member of the Company’s board of directors serves as a consultant to the Company on various business, strategic, and technical issues. The Company entered into a one year agreement in

June 2005, and was extended for a term of one year upon its expiration on May 31, 2006. Fees paid and expensed under these agreements for these services by the Company during the year ended December 31, 2006 and 2005 were $48,000 and $28,000, respectively. In addition to the contract fees paid, reimbursable expenses totaling $10,000 and $506 were paid in 2006 and 2005, respectively.

A member of the Company’s board of directors was issued 500,000 common stock warrants in the first quarter of 2005, prior to his appointment to the Board. The warrants have an exercise price of $0.01. The warrants were issued pursuant to an agreement to secure financing for the Company.

The Company had a temporary arrangement in which it leased office space from Trident Group, LLC, of which the current chief executive officer was a principal. In addition to a monthly rental payment for office space, the Company reimbursed Trident for related office expenses. The Company entered into the agreement in the second quarter of 2005 and terminated it in the third quarter of 2006. The total amount paid and expensed by the Company under this arrangement was $10,040 and $11,880 in 2006 and 2005, respectively.

The Company had an agreement with Trident Group, LLC whereby a principal member of Trident provided various consulting services to the Company. The Company’s current chief executive officer was a principal member of Trident, LLC. The Company entered into the agreement in the second quarter of 2005, prior to his appointment. The total amount of the contracted services was $10,000, and was expensed and paid in 2005. In addition to the fees, reimbursable expenses were also paid under this contract. The total amount paid for these expenses in 2005 was $11,776. This was a temporary arrangement while the Company was setting up its banking and credit card company, and payroll service company relationships.

On November 8, 2005 the Company issued 100,000 common stock warrants with a five year term to purchase 100,000 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for financial advisory services to a firm in which a more than 10% stockholder is affiliated. The fair value for these warrants was $115,000, of which $33,306 was expensed in the year ended December 31, 2005, with the remaining $81,694 recorded as prepaid consulting at December 31, 2005, and expensed in 2006 per the contract term.

The current chief financial officer of the Company served as a consultant prior to his appointment. The Company entered into an agreement with his accounting consulting firm for these services in the third quarter of 2005. The total amount of the contracted services was $9,500, all of which was paid and expensed in 2005.

In the fourth quarter of 2005, a related party note payable in the amount of $400,000 was settled with the issuance of 900,000 common shares, $0.01 par value. The shares were issued at $0.44 per share.

15.	SUBSEQUENT EVENTS

Equity Financing

On March 1, 2007, QuantRx completed a private placement of 3,532,500 shares of common stock and warrants valued at $1,243,087 to purchase an aggregate of 1,059,750 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $3,532,500 in cash. The Company issued warrants to purchase 194,250 shares of common stock at $1.00 per share in total estimated to be valued at $277,778 and paid cash commissions of $155,400 in connection with the private placement to Legend Merchant Inc., and an additional $2,104 for related legal services.

FluoroPharma, Inc.

In February 2007, QuantRx advanced $250,000 to FluoroPharma, Inc. through an 8% promissory note due May 16, 2007. The note and any unpaid accrued interest will be credited against the next staged investment. FluoroPharma, Inc. is a privately held molecular imaging company based in Boston, Massachusetts, which is engaged in the discovery, development and commercialization of proprietary products for the positron emission tomography.

Financial Statements

QUANTRX BIOMEDICAL CORPORATION
BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,749,225	$1,256,912
Accounts receivable	33,097	—
Interest receivable	13,417	9,917
Interest receivable – related party	11,868	986
Prepaid expenses	412,367	113,386
Note receivable	200,000	200,000
Notes receivable – related party	700,000	250,000
Deposits	—	5,350
Total Current Assets	4,119,974	1,836,551
Investments	2,481,023	2,195,023
Property and equipment, net	216,016	156,823
Intangible assets, net	110,505	113,669
Security deposits	10,667	10,667
Total Assets	$6,938,185	$4,312,733
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$234,088	$244,863
Accrued expenses	39,987	41,692
Deferred revenue, current portion	83,333	83,333
Security deposit	2,000	—
Total Current Liabilities	359,408	369,888
Deferred revenue, long-term portion	355,736	376,569
Note payable	44,000	—
Total Liabilities	759,144	746,457
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred stock – $0.01 par value; 25,000,000 authorized shares, no shares issued and outstanding	—	—
Common stock - $0.01 par value; 75,000,000 shares authorized; 40,910,580 and 37,378,080 shares issued and outstanding, respectively	409,105	373,780
Additional paid-in capital	37,328,917	33,706,733
Accumulated deficit	(31,558,981)	(30,514,237)
Total Stockholders’ Equity	6,179,041	3,566,276
Total Liabilities and Stockholders’ Equity	$6,938,185	$4,312,733

The accompanying condensed notes are an integral part of these interim financial statements.

QUANTRX BIOMEDICAL CORPORATION
STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues	$62,369	$12,841
Operating expenses:
Sales and marketing	43,715	84,978
General and administrative	507,426	222,827
Professional fees	305,909	259,709
Research and development	279,255	35,253
Depreciation and amortization	13,353	2,442
Total operating expenses	1,149,658	605,209
Loss from operations	(1,070,539)	(592,368)
Other income (expense):
Interest and dividend income	26,247	2,663
Interest expense	(452)	(64,459)
Rental income	2,750	—
Grant income	14,000	—
Amortization of debt discount to interest expense	—	(818,264)
Amortization of deferred financing costs to interest expense	—	(92,374)
Total other income (expense)	25,795	(972,434)
Loss before income taxes	(1,044,744)	(1,564,802)
Provision for income taxes	—	—
Net loss	$(1,044,744)	$(1,564,802)
Basic and diluted net loss per common share	$(0.03)	$(0.06)
Weighted average shares used in per share calculation:
Basic and diluted	38,594,830	24,661,539

The accompanying condensed notes are an integral part of these interim financial statements.

QUANTRX BIOMEDICAL CORPORATION
STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,044,744)	$(1,564,802)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	13,353	2,442
Interest expense related to amortization of non-cash discount, non-cash beneficial conversion feature and deferred financing costs	—	910,638
Non-cash stock-based compensation expense	32,513	16,613
Non-cash fair value of warrants issued for consulting	250,000	—
(Increase) decrease in:
Accounts receivable	(47,480)	(4,280)
Prepaid expenses	(298,980)	73,564
Deposits	5,350	—
Increase (decrease) in:
Accounts payable	29,828	75,663
Accrued expenses	(1,705)	20,400
Security deposits	2,000	—
Deferred revenue	(20,833)	—
Net cash used by operating activities	(1,080,698)	(469,762)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(109,985)	(6,282)
Cash paid for purchase of investments	(286,000)	(1,000,000)
Increase in note receivable – related party	(450,000)	—
Net cash used by investing activities	(845,985)	(1,006,282)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and warrants, net of cash issuance costs of $157,504	3,374,996	—
Proceeds from long-term note payable	44,000	—
Proceeds from exercise of warrants to common stock	—	57,430
Proceeds from issuance of convertible notes	—	3,155,000
Cash financing costs paid for issuance of convertible notes	—	(127,200)
Net cash provided by financing activities	3,418,996	3,085,230
Net increase in cash and cash equivalents	1,492,313	1,609,186
Cash and cash equivalents, beginning of period	1,256,912	990,523
Cash and cash equivalents, end of period	$2,749,225	$2,599,709
Supplemental cash flow disclosures:
Interest expense paid in cash	$452	$314
Income tax paid	$—	$—

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Supplemental disclosure of non-cash activities:
Fair value of warrants issued to placement agents for debt financing costs	$—	$143,049
Fair value of warrants issued with convertible notes	$—	$1,131,663
Fair value of beneficial conversion derivative feature	$—	$2,023,337
Fair value of warrants issued with common stock	$1,243,087	$—
Fair value of warrants issued to placement agents for equity financing costs	$277,778	$—
Conversion of preferred stock to common stock	$—	$81,411
Decrease in payables related to purchase of fixed assets	$40,603	$—
Increase in payables related to debt financing costs	$—	$40,000

The accompanying condensed notes are an integral part of these interim financial statements.

QUANTRX BIOMEDICAL CORPORATION
CONDENSED NOTES TO FINANCIAL STATEMENTS
March 31, 2007

DESCRIPTION OF BUSINESS

QuantRx Biomedical Corporation was incorporated on December 5, 1986 in the State of Nevada. The Company’s principal business office is located at 100 South Main Street, Suite 300, Doylestown, Pennsylvania. QuantRx also has a research and development facility in Portland, Oregon.

QuantRx Biomedical Corporation (hereinafter ‘‘QuantRx’’ or the ‘‘Company’’) is committed to the research, development, acquisition and commercialization, either directly or in collaboration with strategic partners, of medical diagnostic technology platforms. The Company’s strategy is to commercialize its products through partners or distributors, contracting the manufacturing to third party partners while maintaining control over the manufacturing process.

The Company has developed two proprietary platforms: the Miniform, a disposable technology with current applications in the incontinence and hemorrhoid over-the-counter (OTC) markets; and, RapidSense, a rapid, point-of-care diagnostic technology. The Company also holds significant positions in FluoroPharma, Inc., a company developing diagnostic molecular imaging products for use in the PET — positron emission tomography — market, and Genomics USA, Inc., a company which is developing clinically optimized microarray technology.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The interim financial statements are unaudited; however, in the opinion of management, they include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of financial position and results of operations for the periods reported. The interim financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although QuantRx believes that the disclosures included herein are adequate to make the information presented not misleading.

Operating results for the periods presented are not necessarily indicative of future results. These interim financial statements should be read in conjunction with the financial statements and notes to financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements and fair valuations of share-based payments. Actual results may differ from estimated amounts.

Earnings per Share

The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, ‘‘Earnings per Share.’’ Net income (loss) per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common stock equivalents, such as options and warrants to purchase common stock, convertible preferred stock and convertible notes, if applicable, that are outstanding. Basic and diluted earnings per share were the same at the reporting dates of the accompanying financial statements, as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive.

As of March 31, 2007, the Company had outstanding common stock options of 1,372,500 and common stock warrants of 7,308,484. The above options and warrants were deemed to be antidilutive for the three months ended March 31, 2007.

As of March 31, 2006, the Company had common stock options of 1,060,000, common stock warrants of 3,657,747, and convertible debt of $4,030,000 subject to beneficial conversion of 4,030,000 shares outstanding. The above options, warrants, and convertible securities were deemed to be antidilutive for the three months ended March 31, 2006.

Accounting for Share-Based Payments

Effective January 1, 2005, QuantRx adopted SFAS No. 123 (R), ‘‘Share-Based Payments,’’ using the modified prospective method of application. SFAS 123 (R) establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. QuantRx uses the Black-Scholes method in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed in SFAS No. 123 (R), which resulted in stock-based compensation expense for the three months ended March 31, 2007 and 2006 of $32,513 and $16,613, respectively.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standard Board (FASB) issued SFAS No. 159, ‘‘The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment to FASB Statement No. 115.’’ This standard permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates and applies to all entities with available-for-sale and trading securities. This statement is required in the first quarter of 2008. QuantRx has not yet evaluated the potential impact of these new requirements.

In September 2006, the FASB issued SFAS No. 157, ‘‘Fair Value Measurements,’’ to clarify how to measure fair value and to expand disclosures about fair value measurements. Implementation is required in the first quarter of 2008 with any changes to the fair values of assets or liabilities to be reported generally in net income or in accumulated comprehensive income for the period. QuantRx has not yet evaluated the potential impact of these new requirements.

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, ‘‘Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,’’ which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. Adoption of this interpretation has had no impact on the Company’s financial condition or results of operations.

In February 2006, the FASB issued SFAS No. 155, ‘‘Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140.’’ This statement established the accounting for certain derivatives embedded in other instruments. This statement is effective for fiscal years beginning after September 15, 2006. Adoption of this statement has had no impact on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS No. 154, ‘‘Accounting Changes and Error Corrections,’’ which replaces Accounting Principles Board Opinion No. 20, ‘‘Accounting Changes’’, and SFAS No. 3, ‘‘Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28’’. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principles and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. Adoption of this statement has had no impact on the Company’s financial position, results of operations, or cash flows.

Revenue Recognition

The Company recognizes revenue in accordance with the Securities and Exchange Commission’s (‘‘SEC’’) Staff Accounting Bulletin Topic 13, ‘‘Revenue Recognition’’ (‘‘Topic 13’’) and Emerging

Issues Task Force Issue (‘‘EITF’’) No. 00-21, ‘‘Revenue Arrangements with Multiple Deliverables.’’ Revenue is recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured.

Revenue from licensing agreements is recognized based on the performance requirements of the agreement. Revenue is deferred for fees received before earned. Nonrefundable upfront fees that are not contingent on any future performance by us are recognized as revenue when revenue recognition criteria under Topic 13 and EITF 00-21 are met and the license term commences. Nonrefundable upfront fees, where we have an ongoing involvement or performance obligations, are recorded as deferred revenue and recognized as revenue over the life of the contract, the period of the performance obligation or the development period, whichever is appropriate in light of the circumstances.

Payments related to substantive, performance-based milestones in an agreement are recognized as revenue upon the achievement of the milestones as specified in the underlying agreements when they represent the culmination of the earnings process. Royalty revenue from licensed products will be recognized when earned in accordance with the terms of the license agreements.

2.	OTHER BALANCE SHEET INFORMATION

Components of selected captions in the accompanying balance sheets consist of:

	March 31, 2007	December 31, 2006
Prepaid expenses:
Prepaid consulting	$18,250	$73,000
Prepaid consulting – related party	359,210	—
Prepaid insurance	21,470	30,313
Prepaid legal	4,750	—
Prepaid rent	5,310	5,310
Prepaid travel	1,361	1,361
Other	2,016	3,402
Prepaid expenses	$412,367	$113,386
Property and equipment:
Computers and office furniture, fixtures and equipment	$91,752	$84,129
Machinery and equipment	65,519	37,104
Leasehold improvements	84,572	51,228
Less: accumulated depreciation	25,827	15,638
Property and equipment, net	$216,016	$156,823
Accrued expenses:
Professional fees	$30,000	$30,000
Other	9,987	11,692
Accrued expenses	$39,987	$41,692

3.	NOTES RECEIVABLE

FluoroPharma, Inc.

In February 2007 and December 2006, QuantRx advanced an aggregate of $500,000 to FluoroPharma, Inc. (‘‘FluoroPharma’’) through two $250,000, 8% promissory notes due May 16 and March 31, 2007, respectively. QuantRx accrued interest of $7,288 on these notes for the three months ended March 31, 2007. The principal balances and unpaid accrued interest were credited to the next staged investment, which finalized on April 13, 2007. FluoroPharma, Inc. is a privately held molecular imaging company based in Boston, Massachusetts, which is engaged in the discovery, development and commercialization of proprietary products for the positron emission tomography. See Notes 4 and 12 for additional information on FluoroPharma.

Genomics USA, Inc.

In January 2007, QuantRx advanced $200,000 to Genomics USA, Inc. (‘‘GUSA’’) through an 8% promissory note due April 8, 2007. QuantRx accrued interest of $3,595 on this note for the three months ended March 31, 2007. GUSA, a privately held Illinois corporation, is a technology company focused on the development of Micro-Array Detection for DNA. This technology may strategically expand QuantRx’s diagnostic platforms and QuantRx is currently exploring the possibility of further investment. See Note 4 for additional information on GUSA.

Rockland Technimed, Ltd.

In April 2006, QuantRx advanced $200,000 to Rockland Technimed, Ltd. (‘‘Rockland’’) through a 7% convertible promissory note due twelve months from the date of issuance. Rockland, a privately held Delaware corporation, is a development stage company focused on the research and development of tissue viability imaging diagnostics using magnetic resonance imaging (MRI) scanners. This technology may be of interest to QuantRx as it is developed further. QuantRx has accrued interest of $3,500 for the three months ended March 31, 2007. The note is convertible at QuantRx’s discretion prior to maturity into 10% of Rockland’s outstanding capital stock on a fully diluted and as converted basis. In the event of default, which would occur 30 days following the maturity date, QuantRx has the option to receive 20% of Rockland’s outstanding capital stock on a fully diluted and as converted basis to satisfy the note and accrued interest.

4.	INVESTMENTS

FluoroPharma, Inc.

In March 2006, QuantRx purchased 1,096,170 shares of FluoroPharma common stock for a total purchase price of $1,566,023. Contemporaneously, QuantRx negotiated the purchase of an additional 300,000 shares from private investors for $429,000. In February 2007, QuantRx purchased an additional 200,000 shares from private investors for $286,000. As of March 31, 2007, QuantRx owned approximately 49.6% of the issued and outstanding capital stock of FluoroPharma. The investment in FluoroPharma is intended to strategically expand QuantRx’s diagnostic platforms.

Under the initial investment agreement with FluoroPharma, QuantRx has the option to acquire additional shares of FluoroPharma through a series of staged investments. Such staged investments will take the form of cash at increasing valuations upon FluoroPharma’s achievement of certain milestones with respect to the successful completion of Phase I and Phase II FDA trials for certain compounds being developed by FluoroPharma. The final staged investment to wholly acquire FluoroPharma will be settled in QuantRx’s common stock. Any subsequent investment in FluoroPharma by QuantRx will be consummated pursuant to the terms and subject to the conditions set forth in separate definitive agreements. On April 13, 2007, QuantRx executed a common stock purchase agreement representing the next staged investment in accordance with the terms of the March 2006 investment agreement. See Note 12 for additional details.

The investment in FluoroPharma of $2,281,023 and $1,995,023 at March 31, 2007 and December 31, 2006, respectively, is accounted for in accordance with the equity method of accounting. Since FluoroPharma’s liabilities exceeded assets on the investment dates, each investment has been recorded as equity method goodwill. In accordance with Statement of Financial Accounting Standard No. 142, ‘‘Goodwill and Other Intangible Assets,’’ equity method goodwill is not amortized or tested for impairment in accordance with this standard. QuantRx reviews the equity method goodwill in accordance with Accounting Principles Board Opinion No. 18, ‘‘The Equity Method of Accounting for Investments in Common Stock,’’ under which QuantRx would recognize an impairment loss when there is a loss in the value of the equity method goodwill which is deemed to be other than a temporary decline. No impairment was recognized for the three months ended March 31, 2007.

At March 31, 2007, FluoroPharma’s condensed financial information was estimated as follows: total assets of $187,000; total liabilities of $883,000; and stockholders’ deficit of $696,000. Expenses and net losses for the three months ended March 31, 2007 were $447,000.

In connection with the initial investment, QuantRx received an option to purchase an additional 260,000 shares of FluoroPharma common stock at an exercise price of $0.75. FluoroPharma has outstanding options and warrants which, if exercised together with the Company’s option, would reduce the Company’s ownership percentage to approximately 42.9% on a fully diluted and as converted basis as of March 31, 2007.

Genomics USA, Inc.

In May 2006, QuantRx purchased 144,024 shares of GUSA common stock for $200,000. As of March 31, 2007, QuantRx owned approximately 10% of the issued and outstanding capital stock of GUSA on a fully diluted and as converted basis.

QuantRx uses the cost method to account for this investment since QuantRx does not control nor have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, the investment is recorded at cost and impairment is considered in accordance with the Company’s impairment policy. No impairment was recognized in the three months ended March 31, 2007.

5.	INTANGIBLE ASSETS

Intangible assets as of the balance sheet dates consisted of the following:

	March 31, 2007	December 31, 2006
Intangibles:
Patents	$82,028	$82,028
Patent under licensing	50,000	50,000
Website development	8,500	8,500
Less: accumulated amortization	30,023	26,859
Intangibles, net	$110,505	$113,669

The Company’s intangible assets are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over the estimated useful life. Useful lives are as follows: patents, 17 years; patents under licensing, 10 years; website development costs, three years. Amortization expense totaled $3,164 and $1,206 for the three months ended March 31, 2007 and 2006, respectively. Impairment will be considered in accordance with the Company’s impairment policy. No impairment was recognized as of March 31, 2007.

6.	DEFERRED REVENUE

On July 7, 2006 (‘‘the effective date’’), QuantRx and Synova Healthcare, Inc. (‘‘Synova’’) entered into a distribution agreement pursuant to which Synova will act as the exclusive distributor of specified hemorrhoid products of QuantRx in the United States. The initial term of the agreement commenced on the effective date and, unless sooner terminated as provided in the agreement, shall continue in effect for a period of five years following the month in which Synova makes first shipment of products to its initial customers. Management has estimated the effective term of the agreement to be six years from the effective date. The territory covered by the distribution agreement will be expanded to include Canada and Mexico if Synova meets specified minimum sales milestones during the first year of the distribution agreement’s term. Exclusivity is conditioned on Synova achieving specified minimum annual sales milestones.

QuantRx received an up-front, non-refundable payment of $500,000 upon execution of the distribution agreement in 2006, which has been recorded as deferred revenue and is being amortized into revenue over the expected term of the agreement, which is six years.

QuantRx recognized revenue of $20,833 in the quarter ended March 31, 2007 in connection with the distribution agreement. As of March 31, 2007 deferred revenue related to the distribution agreement was $439,069, of which $83,333 is considered current.

7.	PORTLAND DEVELOPMENT COMMISSION

In February 2007, QuantRx received a $44,000 loan from the Portland Development Commission. The loan matures in 20 years and is interest free through March 1, 2010 and no payments are due until April 1, 2010. The terms of the promissory note stipulate that the interest rate will accrue beginning in March 1, 2010 at an annual rate between 1% and 8.5% based upon the level of compliance with certain employment milestones beginning in 2008.

Additionally, QuantRx received a $14,000 grant for qualified expenditures related to its research facility. QuantRx satisfied the grant terms and recorded the grant as income in the first quarter of 2007.

8.	PREFERRED STOCK AND WARRANTS

The Company has authorized 25,000,000 shares of preferred stock, of which 9,750,000 are designated Series A convertible preferred stock, $0.01 par value. The remaining 15,250,000 authorized preferred shares have not yet been designated by the Company. The Company had no issued and outstanding preferred stock at March 31, 2007 and 2006, respectively.

Effective February 13, 2006, holders of all outstanding shares of the Series A convertible preferred stock of QuantRx exercised their rights under the terms of the Series A preferred stock to convert all of their outstanding shares of Series A preferred stock into shares of QuantRx’s common stock. Each share of Series A preferred stock was converted into 1.5 shares of QuantRx’s common stock, resulting in the issuance by QuantRx of 12,211,721 common shares. As of the date hereof, there are no shares of Series A preferred stock outstanding. Additionally, warrants to purchase 180,000 shares of Series A preferred stock were submitted and exchanged for warrants to purchase 180,000 shares of common stock, with the same terms as the original warrants.

9.	COMMON STOCK, OPTIONS AND WARRANTS

On March 1, 2007, QuantRx completed a private placement of 3,532,500 shares of common stock and warrants with a five-year term valued at $1,243,087 to purchase an aggregate of 1,059,750 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $3,532,500 in cash. The Company issued warrants with a seven-year term to purchase 194,250 shares of common stock at $1.00 per share valued at $277,778 and paid cash commissions of $155,400 in connection with the private placement to Legend Merchant Inc., and an additional $2,104 for related legal services.

In the first quarter of 2007, QuantRx issued 200,000 common stock warrants with a five-year term to purchase 200,000 shares of common stock at an exercise price of $1.50. The warrants were issued pursuant to a financial advisory services agreement, and the fair value of $250,000 for these warrants will be expensed over the expected service term of four months.

In the first quarter of 2006, 85,800 common stock warrants were exercised and exchanged for 85,800 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $57,430. The exercise prices ranged from $0.20 to $0.85.

In the first quarter of 2006, 723,250 common stock warrants with an exercise price of $1.50 and a term of five years were issued to investors in conjunction with the issuance of convertible promissory notes.

In the first quarter of 2006, 90,560 common stock warrants with an exercise price of $1.50 and a term of five years were issued to placement agents for services related to the debt financing closed February 15, 2006.

Incentive and Non-Qualified Stock Option Plan

Pursuant to SFAS 123(R), the fair value of options granted under the Company’s Incentive and Non-Qualified Stock Option Plan is recorded as compensation expense over the vesting period, or, for performance based awards, the expected service term. Total compensation cost related to the Incentive and Non-Qualified Stock Option Plan was $32,513 and $16,613 for the three months ended March 31, 2007 and 2006, respectively. No options were granted in the three months ended March 31, 2007 or 2006.

10.	RELATED PARTY TRANSACTIONS

On March 9, 2007 the Company issued 200,000 common stock warrants with a five year term to purchase 200,000 shares of common stock at an exercise price of $1.50. The warrants were issued as payment pursuant to a financial advisory services agreement with Burnham Hill Partners, of which a beneficial owner of more than 5% of QuantRx common stock is a managing member. The fair value of these warrants is $250,000 and will be expensed over the expected service term of four months. Additionally, cash compensation of $200,000 was paid pursuant to the terms of the agreement and will also be expensed over the expected four month service term.

A member of the Company’s board of directors serves as a consultant to the Company on various business, strategic, and technical issues. Fees paid and expensed for these services by the Company during the three months ended March 31, 2007 and 2006 were $12,000 and $12,000, respectively.

The Company had a temporary arrangement in which it leased office space from Trident Group, LLC, of which the current chief executive officer of the Company was a principal. In addition to a monthly rental payment for office space, the Company reimbursed Trident for related office expenses. The Company entered into the agreement in the second quarter of 2005 and terminated it in the third quarter of 2006. The Company expensed $3,723 under this arrangement for the three months ended March 31, 2006.

11.	COMMITMENTS AND CONTINGENCIES

Operating Leases

QuantRx leases office space and research and development lab space under operating leases that expire at various times through 2011. Some of these leases contain cancellation clauses, subject to a termination fee, and include allocations for common expenses subject to future adjustment. Rent expense related to operating leases was approximately $29,345 and $12,020 for the three months ended March 31, 2007 and 2006, respectively. In connection with some of these facility leases, the Company has made security deposits totaling $10,310, which are included in long-term assets in the balance sheet. Future minimum lease obligations, inclusive of potential termination fees, for operating leases as of March 31, 2007 are estimated as follows:

Remainder of 2007	$78,119
2008	111,988
2009	90,988
2010	46,365
2011	35,550
Total minimum payments	$363,010

In February 2007, the Company began sub-leasing research and development lab space under the noncancellable operating leases. The sublease terminates September 30, 2007; however, will automatically renew for one-year terms, not to exceed the term of QuantRx’s operating lease. The sublease can be terminated upon ninety days notice by either party, and a $2,00 is being held by QuantRx pursuant to the terms of the lease. Sub-lease revenue for the quarter ended March 31, 2007 was $2,750.

Executive Employment Contracts

The Company has entered into an employment contract with a key Company executive that provides for the continuation of salary to the executive if terminated for reasons other than cause, as defined in those agreements. At March 31, 2007, the future employment contract commitment for such key executive based on this termination clause was approximately $240,000.

Minimum Royalty Commitments

QuantRx has a minimum royalty payment of $50,000 due in the third quarter of 2007 pursuant to a licensing agreement.

12.	SUBSEQUENT EVENTS

Staged Investment in FluoroPharma, Inc.

On April 13, 2007, QuantRx and FluoroPharma closed the transactions contemplated by a ‘‘stage 2’’ investment agreement. Under the investment agreement QuantRx purchased 627,058 shares of common stock of FluoroPharma for $1,250,000, consisting of (i) cash payments aggregating $741,178 ($491,178 of which must be paid by QuantRx within 120 days after the closing) and (ii) cancellation in full of two promissory notes issued by FluoroPharma in favor of QuantRx in the aggregate principal amount of $500,000 and with accrued and unpaid interest of $8,822, for a total of $508,822.

The ‘‘stage 2’’ investment agreement was executed in accordance with the terms of the original investment agreement finalized in March 2006. Under the original investment agreement, FluoroPharma issued common stock and an option to QuantRx in exchange for a capital contribution, and QuantRx was given the right to acquire, at its option and in its sole discretion, a majority interest in FluoroPharma through a series of staged investments.

Immediately after the closing, QuantRx owned approximately 57.7% of the outstanding shares of common stock of FluoroPharma (50.1% on a fully diluted basis).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ on page 31 for a description of such indemnification provisions.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 13 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following:

(a)	Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

(b)	The willful or grossly negligent payment of any improper dividend or distribution; or

(c)	Acts or omissions which occurred prior to March 18, 1987.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The registrant is bearing all expenses in connection with this registration statement. However, the selling stockholders are responsible for paying any discounts, commissions and similar selling expenses they incur. Estimated expenses payable by the registrant in connection with the registration and distribution of the common stock registered hereby are as follows:

SEC registration fee	$952
*Legal fees and expenses	$100,000
*Printing costs	$3,000
Total	$103,952

* Indicates expenses that have been estimated for filing purposes.

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

On June 1, 2007, the Company issued a warrant to L.G. Zangini, LLC in consideration of business development consulting services. The warrant has a term of five years and represents the right to purchase 6,000 shares of common stock at an exercise price of $1.15. The fair value of this warrant was calculated to be $6,120.

On April 16, 2007, the Company issued common stock warrants with a five year term to purchase 50,000 shares of common stock at an exercise price of $1.35. The warrants were issued as payment for technical advisory services related to medical diagnostics to Dr. David Elmaleh, an executive officer of FluoroPharma, Inc., a subsidiary of the Company. The fair value for these warrants was calculated to be $60,000. The term of the agreement is two years unless terminated with or without cause by either party with fourteen days notice, and the agreement stipulates additional compensation in the form of 25,000 common stock warrants with an exercise price of $1.35 due on the first and second anniversary dates of the agreement, provided the consultant is still under contract on those dates.

On April 16, 2007, the Company issued a warrant to Wolfe Axelrod Weinberger Associates, LLC in consideration of financial advisory and public relations consulting services pursuant to an agreement with an initial one year term. The original agreement was modified June 20, 2007. The original warrant had a term of five years and represented the right to purchase 350,000 shares of common stock at an exercise price of $1.35 and vested ratably each month. The fair value for the original warrant was calculated to be $420,000. On June 20, 2007, the agreement was modified to have a two year initial term and the original warrant was cancelled. The warrant issued upon modification of the agreement has the same term as the originally issued warrant, except that it represents the right to purchase 150,000 shares of common stock at an exercise price of $0.95. The fair value of the modified warrants was calculated to be $126,000. The modified agreement stipulates that at its first anniversary, the Company shall issue 200,000 common stock warrants with a term of five years and an exercise price equal to the closing price on that date.

On April 30, 2007, the Company issued a warrant to SAC Financial Marketing, LLC in consideration of financial advisory and public relations consulting services performed through April 30, 2007. The warrant has a term of five years and represents the right to purchase 30,000 shares of common stock at an exercise price of $1.20. The fair value for this warrant was calculated to be $60,000.

On March 9, 2007 the Company issued 200,000 common stock warrants with a five year term to purchase 200,000 shares of common stock at an exercise price of $1.50. The warrants were issued as payment for financial advisory services to Burnham Hill Partners, of which Matthew Balk, a beneficial owner of more than 5% of outstanding shares of common stock, is a managing member. The fair value for these warrants is estimated to be $250,000. Additionally, cash compensation of $200,000 was paid pursuant to the terms of the agreement.

On March 1, 2007, we closed on a $5,572,500 round of financing pursuant to which we issued 5,572,500 shares of common stock at a purchase price of $1.00 per share. The financing was split into two closings, the first of which took place on December 6, 2006. The details of both closings are described in the subsequent two paragraphs.

On March 1, 2007, QuantRx completed a private placement of 3,532,500 shares of common stock and warrants valued at $1,243,087 to purchase an aggregate of 1,059,750 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $3,532,500 in cash. The Company issued warrants to purchase 194,250 shares of common stock at $1.00 per share in total estimated to be valued at $277,778 and paid cash commissions of $155,400 in connection with the private placement to Legend Merchant Inc., and an additional $2,104 for related legal services. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends. The warrants also contain weighted average anti-dilution provisions that provide for an adjustment to the then effective exercise price upon certain dilutive issuances by the Company of equity securities.

On December 6, 2006, QuantRx completed a private placement of 2,040,000 shares of common stock and warrants valued at $771,120 to purchase an aggregate of 612,000 shares of common stock at $1.50 per share to accredited investors for gross proceeds of $2,040,000 in cash. The Company issued warrants to purchase 131,500 shares of common stock at $1.00 per share valued at $188,045 and paid cash commissions of $105,200 in connection with the private placement to Legend Merchant Inc. In conjunction with this transaction, QuantRx converted $3,980,000 in convertible debt and related accrued interest of $286,874 into 4,693,542 common shares pursuant to the terms of the convertible debt. Upon conversion, the former debt holders also received warrants to purchase an aggregate of 1,408,037 shares of common stock at $1.50 per share, valued at $1,774,127.

In the fourth quarter of 2006, 12,500 non-qualified common stock options were granted to two directors and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.17, have a term of five years and vested immediately.

In the third quarter of 2006, QuantRx issued 52,244 common shares upon conversion of $50,000 convertible debt and related accrued interest of $2,244. The conversion was made at the holder’s option pursuant to the terms of the convertible note.

In the third quarter of 2006, 75,000 qualified common stock options were granted to an executive officer and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.15, have a term of ten years and vest January 1, 2007.

In the second quarter of 2006, execution of a settlement of a loan in the amount of $20,000 resulted in the issuance of 40,000 shares of common stock in complete payment of the loan. The shares were issued at $0.50 per share, which was the market value of the shares at the time the negotiation of the terms of the settlement had been concluded.

In the second quarter of 2006, 50,000 common shares were issued to CEOcast, Inc., an investor relations consulting firm, pursuant to a one-year consulting agreement. The common shares were valued at $1.30 per share, the closing price on the date of issuance, for a total valuation of $65,000. In the fourth quarter, the agreement with CEOcast was cancelled, resulting in the return and cancellation of 35,000 common shares valued at $45,500.

In the second quarter of 2006, the Company issued 150,000 common stock warrants with a five-year term to purchase 150,000 shares of common stock at an exercise price of $2.00. The warrants were issued pursuant to a one-year consulting agreement.

In the second quarter of 2006, the Company issued 68,500 common stock warrants with a five-year term to purchase 68,500 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for purchased research and development data.

In the second quarter of 2006, a total of 225,000 qualified common stock options were granted to executive officers and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $1.60, and have a term of ten years. Of the options granted in the second quarter, 25,000 vested immediately, with the remaining 200,000 vesting when certain sales milestones have been reached. The Company estimates that these milestones will be reached over an expected service term of five years.

Effective February 13, 2006, holders of all outstanding shares of the series A convertible preferred stock of QuantRx exercised their rights under the terms of the series A preferred stock to convert all of their outstanding shares of series A preferred stock into shares of QuantRx’ common stock. Each share of series A preferred stock was converted into 1.5 shares of QuantRx common stock, resulting in the issuance by QuantRx of 12,211,721 common shares. As of December 31, 2006, there are no shares of series A preferred stock outstanding.

In the first quarter of 2006 warrants to purchase 180,000 shares series A preferred stock were submitted and exchanged for warrants to purchase 180,000 shares of common stock, with the same terms as the original warrants.

In the first quarter of 2006, 85,800 common stock warrants were exercised and exchanged for 85,800 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $57,430. The exercise prices ranged from $0.20 to $0.85.

In association with the issuance of convertible promissory notes in 2006, QuantRx issued warrants for services to purchase 90,560 shares of common stock at $1.50 per share valued at $143,049 and warrants to investors to purchase 723,250 shares of common stock at $1.50 valued at $1,131,663.

On February 15, 2006, QuantRx closed on $4,030,000 of 8% unsecured convertible promissory notes due December 31, 2006, to certain private accredited investors, of which $3,155,000 were issued in the first quarter of 2006, and $875,000 issued in the fourth quarter of 2005, respectively. Also, investors received vested warrants with a five year term to purchase an aggregate of 854,500 shares of

QuantRx common stock at an exercise price of $1.50, of which 723,250 warrants were issued in the first quarter of 2006, and 131,250 issued in the fourth quarter of 2005, respectively.

In association with the issuance of convertible promissory notes in 2005, QuantRx issued warrants for services to purchase 45,120 shares of common stock at $1.50 per share and warrants to investors to purchase 131,250 shares of common stock at $1.50.

In the fourth quarter of 2005, a related party note in the amount of $400,000 was negotiated and a settlement agreement resulted in the issuance of 900,000 shares of our common stock in complete payment of the note. The shares were issued at $0.44 per share.

In the fourth quarter of 2005, a note in the amount of $15,000 was negotiated and a settlement agreement resulted in the issuance of 34,090 shares of our common stock in complete payment of the note. The shares were issued at $0.44 per share.

In 2005, a total of 1,000,000 common stock options were granted to an executive officer and issued from the Company’s Incentive and Non-Qualified Stock Option Plan. The options were issued with an exercise price of $0.50 and will fully vest after three years of service.

On November 8, 2005, the Company issued 100,000 common stock warrants with a five year term to purchase 100,000 shares of common stock at an exercise price of $2.00. The warrants were issued as payment for a consulting contract.

In 2005, 585,000 common stock warrants were exercised and exchanged for 585,000 shares of common stock, $0.01 par value, resulting in proceeds to the Company of $37,500. The exercise prices ranged from $0.01 to $0.50.

In the second quarter of 2005, 375,000 shares of Series A convertible preferred stock were converted into shares of common stock, $0.01 par value. In 2005, the 375,000 shares of preferred stock were converted into 562,500 shares of common stock with 375,000 issued and another 187,500 awaiting administrative issuance. For all corporate purposes the 562,500 shares were deemed issued and outstanding as of December 31, 2005.

On May 27, 2005, QuantRx closed an offering of its common stock, $0.01 par value, and warrants to purchase its common stock, through a private placement to accredited investors. Each investor received a five-year warrant to purchase an amount of common shares that equals 50% of the number of shares of common stock purchased by such investor in the offering. The exercise price of the warrants is $0.85 per share. A total of 1,085,996 common stock warrants were issued to purchase an aggregate of 1,085,996 shares of common stock in connection with the offering.

QuantRx agreed to issue common stock warrants covering Company common stock, $0.01 par value, to various entities who were involved in the common stock issue closed May 27, 2005 as follows: in the first quarter of 2005, 500,000 common stock warrants with an exercise price of $0.01 were issued pursuant to an agreement to secure financing for the Company. In the first quarter of 2005, 70,000 common stock warrants with an exercise price of $0.50 were issued pursuant to an agreement for certain public relations work done to assist in securing financing for the Company. In the second quarter of 2005, 217,198 common stock warrants with an exercise price of $0.55 were issued to an underwriter involved in the common stock issue.

Also in connection with the offering, each investor purchased restricted shares of common stock from an existing shareholder of the Company (‘‘Concurrent Shares’’) at a purchase price of $0.185 per Concurrent Share. Each investor purchased a number of Concurrent Shares that equals 8.402% of such investor’s purchase price for the shares of common stock sold in the offering described above divided by $0.185. The warrants have weighted-average anti-dilution protection.

In November 2004, the Company closed a sale of an aggregate of 3,184,640 shares of common stock, at a price of $0.05 per share, to ten accredited investors for gross proceeds of $159,232 in cash.

In the third quarter of 2005, a total of 1,024,012 preferred stock warrants were exercised and exchanged for 1,024,012 shares of Series A convertible preferred stock, $0.01 par value. The warrants were exercised at a price of $0.01 per share. In 2004, the Company received $10,240. Preferred stock was issued during the third quarter of 2005 in satisfaction of this liability.

On October 29, 2004, the Company issued a warrant to Goldman, Sachs & Co. in consideration of that entity’s introduction of the Company to investors that purchased shares of common stock in October and November 2004. The warrant represents the right to purchase 956,873 shares of common stock at an exercise price of $0.50.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

ITEM 27.     EXHIBITS.

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 filed with Form 10-KSB filed on April 16, 2001)
3.2	Certificate of Amendment to the Articles of Incorporation of the Company, dated November 30, 2005 (incorporated by reference to Exhibit 3.2 filed with Form 10-KSB on March 31, 2006)
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 filed with Form 10KSB40/A filed on September 23, 1999)
3.4	Certificate of Amendment to the Bylaws of the Company dated December 2, 2005 (incorporated by reference to Exhibit 3.4 filed with Form 10-KSB on March 31, 2006)
4.1	Form of 8% Convertible Promissory among the Company and investors (incorporated by reference to Exhibit 4.1 filed with Form 10-KSB on March 31, 2006)
4.2	Form of Warrant to Purchase Shares of Common Stock among the Company and investors (incorporated by reference to Exhibit 4.2 filed with Form 10-KSB on March 31, 2006)
4.3	Form of Warrant to Purchase Common Stock among the Company and investors (incorporated by reference to Exhibit 4.3 filed with Form 10-KSB on March 31, 2006)
4.4	Warrant to Purchase Common Stock, dated November 8, 2005, between the Company and Burnham Hill Partners (incorporated by reference to Exhibit 4.4 filed with Form 10-KSB on March 31, 2006)
5.1	Opinion of Greenberg Traurig, LLP (previously filed as Exhibit 5.1 filed with our original Registration Statement on Form SB-2 on April 13, 2007)
10.1	Letter Agreement, dated December 3, 2005, between the Company and Univest Capital Limited (incorporated by reference to Exhibit 10.1 filed with Form 10-KSB on March 31, 2006)
10.2	Letter Agreement, dated November 8, 2005, between the Company and Burnham Hill Partners (incorporated by reference to Exhibit 10.2 filed with Form 10-KSB on March 31, 2006)
10.3	Letter Agreement, dated November 1, 2005, between the Company and Dawson James Securities, Inc. (incorporated by reference to Exhibit 10.3 filed with Form 10-KSB on March 31, 2006)

Exhibit No.		Description
10.4		Letter Agreement, dated April 13, 2005, between the Company and Dawson James Securities, Inc. (incorporated by reference to Exhibit 10.4 filed with Form 10-KSB on March 31, 2006)
10.5		Distribution Agreement, dated as of July 7, 2006, between Synova, Inc. and the Company (incorporated by reference to Exhibit 10.1 filed with Form 10-QSB on November 14, 2006)
10.6		Common Stock and Warrant Purchase Agreement, dated as of December 6, 2006, among the Company and the purchasers specified therein (incorporated by reference to Exhibit 10.1 filed with Form 8-K on December 12, 2006)
10.7		Form of Warrant to Purchase Common Stock among the Company and investors (incorporated by reference to Exhibit 10.2 filed with Form 8-K on December 12, 2006)
10.8		Registration Rights Agreement, dated as of December 6, 2006, among the Company and the purchasers specified therein (incorporated by reference to Exhibit 10.3 filed with Form 8-K on December 12, 2006)
10.9		Investment Agreement, dated as of February 17, 2006, between QuantRx Biomedical Corporation and FluoroPharma, Inc.(‘‘Investment Agreement’’) (incorporated by reference to Exhibit 10.1 filed with Form 10-QSB/A on December 1, 2006)
10.10		Amendment No. 1, dated as of February 28, 2006, to Investment Agreement (incorporated by reference to Exhibit 10.2 filed with Form 10-QSB/A on December 1, 2006)
10.11		Amendment No. 2, dated as of March 10, 2006, to Investment Agreement (incorporated by reference to Exhibit 10.3 filed with Form 10-QSB/A on December 1, 2006)
10.12		Option Agreement, dated as of February 17, 2006, between QuantRx Biomedical Corporation and FluoroPharma, Inc. (‘‘Option Agreement’’) (incorporated by reference to Exhibit 10.4 filed with Form 10-QSB/A on December 1, 2006)
10.13		Amendment No. 1, dated as of February 28, 2006, to Option Agreement (incorporated by reference to Exhibit 10.5 filed with Form 10-QSB/A on December 1, 2006)
10.14		Amended and Restated Investors Rights Agreement, dated as of February 17, 2006, by and among QuantRx Biomedical Corporation, FluoroPharma, Inc. and the stockholders of FluoroPharma, Inc. (incorporated by reference to Exhibit 10.6 filed with Form 10-QSB/A on December 1, 2006)
10.15		Letter Agreement, dated October 20, 2006, between the Company and Legend Merchant Group, Inc. (incorporated by reference to Exhibit 10.5 of the Annual Report on Form 10-KSB filed with the SEC on April 2, 2007)
13.1		Annual report filed on Form 10-KSB for the year ended December 31, 2006 (incorporated by reference to the Annual Report on form 10-KSB filed with the SEC on April 2, 2007)
23	.1*	Consent of Williams & Webster, P.S.
23.2		Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

* Filed herewith

The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28.     UNDERTAKINGS.

The registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

2.    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of the securities of the small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the city of Doylestown, Commonwealth of Pennsylvania, on June 22, 2007.

QUANTRX BIOMEDICAL CORPORATION
By: /s/ Walter W. Witoshkin Walter Witoshkin, Chairman and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Walter W. Witoshkin	Chairman and Chief Executive Officer (Principal Executive Officer)	June 22, 2007

Walter Witoshkin

/s/ Sasha Afanassiev	CFO, Treasurer and VP of Finance (Principal Financial Officer)	June 22, 2007

Sasha Afanassiev

/s/ William H. Fleming	Director	June 22, 2007

William H. Fleming

/s/ Arthur H. Hayes	Director	June 22, 2007

Arthur H. Hayes, Jr.